Exhibit 2.1

POLYCOM CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

by and between

MOBILE DEVICES HOLDINGS, LLC

and

POLYCOM, INC.

May 10, 2012

POLYCOM CONFIDENTIAL

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TABLE OF CONTENTS

(cont’d)

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TABLE OF CONTENTS

(cont’d)

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SCHEDULES

Schedule 1.1(ll)(A)	Schedule of Seller Knowledge

Schedule 1.1(ll)(B)	Schedule of Buyer Knowledge

Schedule 2.2(a)	Assumed Liabilities

Schedule 2.2(b)	Retained Liabilities

Schedule 3.3(b)(iv)(A)	Release of Liens

Schedule 3.3(b)(iv)(C)	Required Third Party Approvals

Schedule 7.2(b)	Permits

Schedule 7.3	Contracts

Schedule 7.3(b)(i)	Seller-Held Material Exclusive Business Contracts

Schedule 7.3(b)(ii)	Seller-Held Material Non-Exclusive Business Contracts

Schedule 7.11	Further Assurances

Schedule 8.2(a)	Certain European Employees

Schedule 9	Tax Matters

Schedule 9.2(b)(1)	Tax Assets

Schedule 9.2(b)(2)	Aggregate Basis of Tax Assets

EXHIBITS

Exhibit A	License Agreement

Exhibit B	Transition Services Agreement

Exhibit C	Certain Definitions

Exhibit D	Sample Calculation of Net Working Capital

Exhibit E	Assignment and Assumption Agreement

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POLYCOM CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2012 by and between Mobile Devices Holdings, LLC, a Delaware limited liability company (“Buyer”), and Polycom, Inc., a Delaware corporation (“Seller”). Each of Buyer and Seller are referred to herein sometimes as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller designs, develops, manufactures, markets, distributes and sells:

(a) mobile personal handheld devices (including all components thereof and embedded software) dedicated to voice communication and data communication (i) on-site at a particular location (or offsite with respect to any such location) through wireless local area networks (WLAN) that are based on an Institute of Electrical and Electronics Engineers (IEEE) 802.11 standard, DECT or other local area wireless network communication system (collectively, “Business WiFi Networks”) and (ii) outside such Business WiFi Networks through one or more call servers (such as PBX) located either on premise or hosted by a service provider, that communicate with such a Business WiFi Network through SIP or other protocols (“Business Devices”);

(b) wired or wireless servers, base stations, master control units (associated with the SpectraLink business unit(s) as generally known as of the Closing Date), gateways and repeaters (including all components thereof and embedded software) designed specifically for and dedicated to operation with any such Business Devices within a Business WiFi Network (“Business Infrastructure”);

(c) modules (including all components thereof and embedded software) for third party endpoint devices other than phones (e.g., fire alarms) that are designed specifically for and dedicated to operation with DECT Business Infrastructure and that do not themselves communicate outside of the DECT network communication system, and associated modules for DECT Business Infrastructure (“Business DECT Modules”);

(d) accessories (including all components thereof and embedded software) designed specifically for and dedicated to use with such Business Devices, Business Infrastructure and/or Business DECT Modules (including cases, clips, batteries, headsets, speakerphone docks and chargers) (“Business Accessories”) (and not, for the avoidance of doubt, accessories that may be useable with Business Devices, Business Infrastructure, and/or Business DECT Modules but are not marketed specifically for use with Business Devices, Business Infrastructure and/or Business DECT Modules);

(e) software that is not embedded in Business Devices, Business Infrastructure, Business DECT Modules or Business Accessories that is designed specifically for and dedicated to any Business Devices, Business Infrastructure, Business DECT Modules or Business Accessories, including application programming interfaces, software development kits (with respect to software development kits, regardless of whether designed specifically for and

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dedicated to, the two test tools known as the XML API web test tool and the stand alone test tool), programming kits and configuration tools (collectively, “Business Non-Embedded Software”); and

(f) services with respect to such Business Devices, Business Infrastructure, Business DECT Modules and/or Business Accessories (including warranty, repair, training, maintenance (including updates and upgrades for software embedded in Business Devices, Business Infrastructure, Business DECT Modules or Business Accessories or for any Business Non-Embedded Software), surveys, design and installation (collectively, “Business Services”);

as well as research solely directed to such Business Devices, Business Infrastructure, Business DECT Modules, Business Accessories, Business Non-Embedded Software and/or Business Services (collectively, the “Business”) and owns and operates the Business primarily through SpectraLink Corporation, a Delaware corporation and wholly owned subsidiary of Seller (the “Company”), all of the capital stock of which (the “Company Stock”) is owned of record by Seller, and through the Subsidiaries of the Company identified herein.

Notwithstanding anything to the contrary in the foregoing, the Business shall not include in any event the design, development, manufacture, marketing, distribution or sale of: (i) wired telephones; (ii) any other wireless telephones not specifically described in (a) above, such as, without limitation, 3G or 4G wireless telephones; (iii) wired or wireless video communications products or services (e.g., videoconferencing systems); (iv) software for general purpose mobile devices (e.g., apps for iPhones), general purpose hardware (e.g., tablet computers), or software for general purpose hardware (e.g., software for iPads), in each case other than Business Non-Embedded Software; or (v) wired or wireless devices used as conferencing hubs (including dongles connected to such hubs whether wired or wireless) other than Business Devices or Business Accessories as defined above that include a microphone and loudspeaker.

WHEREAS, Buyer desires to purchase the Business, and Seller desires to sell the Business, pursuant to a purchase and sale of the Company Stock and an assignment and assumption by the Company of certain liabilities and other obligations to the extent relating to the Business (such transactions being referred to herein collectively as the “Transactions”).

WHEREAS, as a condition and inducement to the willingness of Seller to enter into this Agreement, concurrently herewith the Company and its Subsidiaries, on the one hand, and Seller, on the other hand, are entering into a License Agreement, in the form attached hereto as Exhibit A (the “License Agreement”), which will be effective only upon the consummation of the Transactions at the Closing contemplated hereunder.

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, concurrently herewith the Company and its Subsidiaries, on the one hand, and Seller, on the other hand, are entering into a Transition Services Agreement, in the form attached hereto as Exhibit B (the “Transition Services Agreement”), which will be effective pursuant to its terms.

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WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this agreement, in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the capitalized terms set forth on Exhibit C shall have the respective meanings ascribed thereto.

1.2 Additional Definitions. The following terms have the meanings defined for such terms in the Sections set forth below.

Term	Section
2011 Company Tax Basis Schedule	9.2(c)
Accessories	Recitals
Adjusted Purchase Price	2.1(b)
Affiliated Transaction	7.10
Agreement	Preamble
Assignment and Assumption Agreement	3.2(a)
Assumed Benefit Plan	4.16(a)
Assumed Liabilities	2.2(a)
Bonus	8.3(b)
Business	Recitals
Business Confidential Information	7.7(b)
Buyer	Preamble
Buyer Employee Liabilities	8.3
Buyer Indemnified Parties	12.2(a)
Buyer Tax Liabilities	9.1(b)
Claim Certificate	12.4(a)
Closing	3.1
Closing Cash	2.1(b)
Closing Date	3.1
Closing Indebtedness	2.1(b)
Closing Net Working Capital	2.1(b)
Company	Recitals
Company Balance Sheet	4.7(a)
Company Financial Statements	4.7(a)
Company Material Contract	4.13(a)
Company Organizational Documents	4.4(a)

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Company Stock	Recitals
Company Transaction	7.8
Competing Business	10.1(a)
Competing Business Accessories	10.1(a)
Competing Business DECT Modules	10.1(a)
Competing Business Devices	10.1(a)
Competing Business Infrastructure	10.1(a)
Competing Business WiFi Networks	10.1(a)
Competing Territory	10.1(a)
Confidentiality Agreement	7.8
Current Assets	2.1(b)
Current Liabilities	2.1(b)
D&O Policy	7.12(a)
DECT Modules	Recitals
Devices	Recitals
Dispute Statement	2.1(f)
Electronic Delivery	13.13
Equity Commitment Letters	5.5(a)
Equity Financing	5.5(a)
Estimated Adjusted Purchase Price	2.1(c)
Filing Party	9.2(d)
Final Adjusted Purchase Price	2.1(h)
Governmental Approvals	4.2
In-Licenses	4.13(a)
Indemnification Claim	12.4(a)
Infrastructure	Recitals
Leased Real Property	4.10(b)
Leases	4.10(b)
License Agreement	Recitals
Losses	12.2(a)
Net Working Capital	2.1(b)
Non-Embedded Software	Recitals
Non-Filing Party	9.2(d)
Out-Licenses	4.13(a)
Party	Preamble
Patent Cross-License	6.2(y)
Post-Closing Statement	2.1(e)
Pre-Closing Statement	2.1(c)
Pre-Closing Tax Period	9.1(a)
Relevant Date	9.2(b)
Residuals	7.7(b)
Resolution Period	2.1(g)
Restrictive Covenants	10.4
Retained Liabilities	2.2(b)
Review Period	2.1(f)
Seller	Preamble

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Seller Acquiror	10.1(c)
Seller Benefit Plans	8.1(c)
Seller Disclosure Schedule	Article 4
Seller-Held Exclusive Business Contract	4.13(d)
Seller-Held Material Business Contract	4.13(c)
Seller-Held Material Exclusive Business Contract	Schedule 7.3
Seller-Held Material Non-Exclusive Business Contract	Schedule 7.3
Seller-Held Non-Exclusive Business Contracts	4.13(e)
Seller Indemnified Parties	12.2(b)
Services	Recitals
Side Letter	2.1(a)
Solvent	5.7
Straddle Period	9.3(b)
Survival Period	12.1
Target Net Working Capital	2.1(b)
Tax Contest	9.8
Third Party Claim	12.5
Transactions	Recitals
Transfer Taxes	9.4
Transferred Employees	8.2(a)
Transition Services Agreement	Recitals
Unadjusted Purchase Price	2.1(a)
WiFi Networks	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement (as applicable) unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation. Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c) When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.

(d) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(e) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

ARTICLE 2

THE TRANSACTIONS

2.1 Purchase and Sale of Company Stock and Intercompany Note.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase (or cause one or more of its Subsidiaries to purchase) from Seller, and Seller shall sell to Buyer, all of the Company Stock and the Intercompany Note in exchange for a cash payment of One Hundred and Ten Million Dollars ($110,000,000.00) (the “Unadjusted Purchase Price”), as adjusted pursuant to the terms of this Section 2.1, payable in accordance with the terms of this Agreement. In addition, the parties agree that Buyer may pay Seller up to Four Million Dollars ($4,000,000) in accordance with the terms of the letter dated as of May 10, 2012 between Buyer and Seller (the “Side Letter”).

(b) For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto below:

(i) “Adjusted Purchase Price” shall mean the Unadjusted Purchase Price:

(A) plus (x) the amount, if any, by which Closing Cash is greater than Closing Indebtedness, or minus (y) the amount, if any, by which Closing Indebtedness is greater than Closing Cash (it being understood and hereby agreed that if Closing Cash is equal to Closing Indebtedness, then the Unadjusted Purchase Price will not be adjusted pursuant to this clause (A));

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(B) plus (x) the amount, if any, by which Closing Net Working Capital is greater than Target Net Working Capital, or minus (y) the amount, if any, by which Closing Net Working Capital is less than Target Net Working Capital (it being understood and hereby agreed that if Closing Net Working Capital is equal to Target Net Working Capital, then the Unadjusted Purchase Price will not be adjusted pursuant to this clause (B)); and

(C) minus any Transaction Expenses unpaid and outstanding as of the Closing Date.

(ii) “Closing Cash” shall mean all cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of immediately prior to the Closing, whether or not kept “on site” or held in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution. “Closing Cash” shall be (A) reduced for uncleared checks and drafts issued by the Company or any of its Subsidiaries and uncleared by the bank, (B) increased for checks and drafts received or deposited for the account of the Company and its Subsidiaries prior to Closing and not credited to the account of the Company or any of its Subsidiaries solely to the extent that such checks or drafts clear and are credited to the account of the Company and its Subsidiaries within ninety (90) days after the Closing and are not accounted for in the adjustment for Closing Net Working Capital, (C) reduced for the Restricted Amount, and (D) reduced for the amount of any withholding Taxes which would be payable if Closing Cash in excess of the Restricted Amount that is held by any non-U.S. Subsidiary of the Company was distributed by such non-U.S. Subsidiary to Buyer immediately after the Closing.

(iii) “Closing Indebtedness” shall mean Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, other than all Indebtedness under the Intercompany Note.

(iv) “Closing Net Working Capital” shall mean Net Working Capital as of the close of business on the Business Day immediately prior to the Closing Date.

(v) “Net Working Capital” shall mean (x) the Current Assets of the Company and its Subsidiaries, minus (y) the Current Liabilities of the Company and its Subsidiaries, minus (z) any deferred revenues of the Company and its Subsidiaries not included in Current Liabilities, each calculated in accordance with GAAP except as specifically set forth on the sample calculation of Net Working Capital set forth on Exhibit D. For the avoidance of doubt, and solely as an illustration of the methodology set forth in the preceding sentence, Net Working Capital as of December 31, 2011 was approximately $11,200,000 after rounding, and was calculated as set forth in the sample calculation of Net Working Capital set forth on Exhibit D.

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(vi) “Current Assets” shall mean all current assets of the Company and its Subsidiaries, other than (A) cash, cash equivalents and marketable securities, (B) deferred Tax assets, and (C) refunds of, or credits for, income, franchise or other similar Taxes. For purposes of clarification, “Current Assets” shall not include any amounts receivable by any Person at any time under the Intercompany Note.

(vii) “Current Liabilities” shall mean all current liabilities of the Company and its Subsidiaries, other than (A) the current portion of any Indebtedness of the Company or any of its Subsidiaries, (B) deferred Tax liabilities, and (C) income, franchise or other similar Taxes. For purposes of clarification, “Current Liabilities” shall not include any amounts payable to any Person at any time under the Intercompany Note.

(viii) “Target Net Working Capital” shall mean $8,946,000.

(c) No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth Seller’s good faith estimate of (i) the amount of Closing Cash, (ii) the amount of Closing Indebtedness, (iii) the amount of Closing Net Working Capital, (iv) the amount of Transaction Expenses, and (v) a calculation of the Adjusted Purchase Price based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Adjusted Purchase Price”). The Pre-Closing Statement shall be prepared in accordance with GAAP except as specifically set forth on the sample calculation of Net Working Capital set forth on Exhibit D and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies as were employed in the preparation of the Company Financial Statements and the sample calculation of Net Working Capital set forth on Exhibit D. For the avoidance of doubt, for purposes of the Pre-Closing Statement, Closing Cash, Closing Indebtedness and Closing Net Working Capital shall entirely disregard any and all effects on the assets and liabilities of the Company and its Subsidiaries of (x) purchase accounting adjustments or other changes arising from, or resulting as a consequence of, the consummation of the Transactions, (y) any financing or refinancing arrangements entered into at any time by Buyer or any of its Affiliates, or (z) any other transaction entered into or effectuated by Buyer or the Company or any of their respective Affiliates in connection with the consummation of the Transactions.

(d) At the Closing, pursuant to this Section 2.1(d) and Section 3.2(b)(i), Buyer shall deliver to Seller a cash payment in immediately available funds in an amount equal to the Estimated Adjusted Purchase Price as set forth in the Pre-Closing Statement.

(e) As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of (i) the amount of Closing Cash, (ii) the amount of Closing Indebtedness, (iii) the amount of Closing Net Working Capital, (iv) the amount of Transaction Expenses, and (v) a calculation of the Adjusted Purchase Price based on the foregoing amounts, together with reasonably detailed supporting documentation for such calculations and any

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additional documentation and information reasonably requested by Seller (which shall be promptly provided by Buyer). The Post-Closing Statement shall be prepared in accordance with GAAP except as specifically set forth on the sample calculation of Net Working Capital set forth on Exhibit D and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies as were employed in the preparation of the Company Financial Statements and the sample calculation of Net Working Capital set forth on Exhibit D. For the avoidance of doubt, for purposes of the Post-Closing Statement, Closing Cash, Closing Indebtedness and Closing Net Working Capital shall entirely disregard any and all effects on the assets and liabilities of the Company and its Subsidiaries of (x) purchase accounting adjustments or other changes arising from, or resulting as a consequence of, the consummation of the Transactions, (y) any financing or refinancing arrangements entered into at any time by Buyer or any of its Affiliates, or (z) any other transaction entered into or effectuated by Buyer or the Company or any of their respective Affiliates in connection with the consummation of the Transactions. In the event that Buyer does not deliver the Post-Closing Statement to Seller within ninety (90) calendar days after the Closing Date, each item on the Pre-Closing Statement shall be deemed undisputed and the Pre-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(f) Buyer shall provide Seller and its Representatives with full access (with the right to make copies), during normal business hours and upon advance notice, to the work papers of Buyer, its accountants or any of its other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant documentation and information of the Company and its Subsidiaries, and Buyer shall make available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement (including all relevant Business Employees, wherever located). Seller shall have thirty (30) calendar days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with all documentation and information requested in accordance with this Section 2.1(f) (which shall be promptly provided by Buyer). On or before the expiration of the Review Period, Seller may deliver to Buyer a written statement disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Estimated Adjusted Purchase Price that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller does not deliver a Dispute Statement to Buyer within the Review Period, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(g) If Seller delivers a Dispute Statement during the Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Seller may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Buyer and Seller during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not resolve all such disputed items by the end of the Resolution Period, Buyer and Seller shall submit all items then remaining in

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dispute with respect to the Dispute Statement to the Accounting Firm for review and resolution (with each Party preparing a submission to the Accounting Firm that reflects all revisions made to such Party’s proposal as a result of the negotiations during the Resolution Period and outlining the items that remain in dispute at the time of the submission only). The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall (i) make any calculations in accordance with GAAP except as specifically set forth on the sample calculation of Net Working Capital set forth on Exhibit D and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies as were employed in the preparation of the Company Financial Statements and the sample calculation of Net Working Capital set forth on Exhibit D, (ii) shall determine only those items remaining in dispute between Buyer and Seller, and (iii) shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by Seller in the Dispute Statement. Each of Buyer and Seller shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted. Neither party shall engage in ex parte communications with the Accounting Firm with respect to the Transactions until the Accounting Firm issues its final determination.

(h) The Adjusted Purchase Price, as determined in accordance with the final, binding and nonappealable resolution of the calculation of the amount of Closing Cash, the amount of Closing Indebtedness and the amount of Closing Net Working Capital pursuant to the terms of Sections 2.1(e), 2.1(f) and 2.1(g) shall be referred to herein as the “Final Adjusted Purchase Price.” As soon as practicable (and in any event within three (3) Business Days) following the determination of the Final Adjusted Purchase Price, Buyer or Seller shall make the following payment, as applicable:

(i) If the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, then within five (5) Business Days after such

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final determination, Buyer shall deliver to Seller a cash amount equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by Seller.

(ii) If the Estimated Adjusted Purchase Price is greater than the Final Adjusted Purchase Price, then within five (5) Business Days after such final determination, Seller shall deliver to Buyer a cash amount equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by Buyer.

(i) The portion of the Final Adjusted Purchase Price allocable to the Intercompany Note shall be equal to the outstanding principal balance under the Intercompany Note.

2.2 Assumed and Retained Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement (including Section 2.2(b) below), at the Closing, Buyer shall cause the Company or one or more of its Subsidiaries to irrevocably assume from Seller and its Subsidiaries, and Seller shall irrevocably assign (or cause one or more of its Subsidiaries to irrevocably assign) to the Company or one or more if its Subsidiaries, the Liabilities set forth on Schedule 2.2(a) (collectively, the “Assumed Liabilities”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Assumed Liabilities shall not include the Liabilities set forth on Schedule 2.2(b) (collectively, the “Retained Liabilities”).

ARTICLE 3

THE CLOSING

3.1 Closing. Unless this Agreement is validly terminated pursuant to Section 10.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date and/or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

3.2 Closing Deliveries.

(a) Seller Closing Deliveries. At the Closing and subject thereto, Seller shall deliver (or cause to be delivered) to Buyer the following:

(i) a stock certificate evidencing the Company Stock, duly endorsed for transfer in blank;

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(ii) the Intercompany Note, duly endorsed for transfer in blank;

(iii) a receipt against payment of the Estimated Adjusted Purchase Price payable at the Closing pursuant to Section 2.1(d) and Section 3.2(b)(i);

(iv) an executed copy of the Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

(v) evidence that Seller has initiated the process of transferring to the Company or its Subsidiaries, or applying for on behalf of the Company or its Subsidiaries, as applicable, each Permit required by Law for the operation of the Business, to the extent not possessed by the Company and its Subsidiaries; provided, however, that Seller shall not be required to have initiated the transfer of any Permit for which a local presence is required and which local presence Buyer has not yet established;

(vi) except with respect to the Intercompany Note, evidence of termination of all intercompany receivables and payables as between Seller and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand;

(vii) a non-foreign affidavit dated as of the Closing Date, sworn under the penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “foreign person” as defined in Code §1445;

(viii) certified copies of the articles of organization (or other similar organizational documents) for the Company and each of its Subsidiaries;

(ix) certified copies of the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(x) all corporate books and records (including any Tax records) and other property of the Company and each of its Subsidiaries in its possession; and

(xi) good standing certificates (if applicable) for the Company and each of its Subsidiaries from its jurisdiction of incorporation and each jurisdiction in which the Company and its Subsidiaries are qualified to do business as a foreign corporation, in each case dated as of a recent date prior to or on the Closing Date.

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(b) Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to Seller the following:

(i) a cash payment in immediately available funds in the amount of the Estimated Adjusted Purchase Price, payable at the Closing pursuant to Section 2.1(d) and this Section 3.2(b)(i) to one or more accounts designated in writing by Seller prior to the Closing; and

(ii) an executed copy of the Assignment and Assumption Agreement.

3.3 Closing Conditions.

(a) Closing Conditions of Both Parties. The respective obligations of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) Receipt of Requisite Regulatory Approvals.

(A) Any waiting period applicable to the Transactions under any Antitrust Laws applicable to the Transactions shall have expired or been terminated early; and

(B) Any affirmative approval of a Governmental Authority required under any Antitrust Laws applicable to the Transactions shall have been obtained.

(ii) Absence of Legal Restraints.

(A) No Governmental Authority shall have enacted, issued or promulgated any Law that has the effect of rendering the Transactions, or the Parties’ performance under the Transition Services Agreement or the License Agreement, illegal.

(B) No Legal Proceeding shall be pending before any Governmental Authority pursuant to which an unfavorable Order in respect thereof would (i) prevent the performance of this Agreement or the consummation of any of the Transactions or declare unlawful any of the Transactions; (ii) cause any of the Transactions to be rescinded following consummation; (iii) affect adversely the right of Buyer to own the Shares or operate the Business or control the Company and its Subsidiaries; or (iv) affect adversely the right of the Company and its Subsidiaries to own their assets or control their businesses, and no such Order have been issued or granted or be in effect.

(iii) IT Systems. Seller shall have performed the services with respect to IT systems required by the IT Statement of Work under the Transition Services Agreement in a manner reasonably sufficient to support its obligations to perform services pursuant to the Transition Services Agreement.

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(b) Additional Closing Conditions of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyer:

(i) Accuracy of Seller Representations and Warranties.

(A) The representations and warranties of Seller set forth in this Agreement (other than the Fundamental Reps and the Sufficiency Rep) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such date), except in each case (including with respect to the representations and warranties in the preceding parenthetical) for any inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(B) The Fundamental Reps (other than the representations and warranties set forth in Section 4.5 (Company Capitalization)) and the Sufficiency Rep shall be true and correct in all material respects on and as of the Closing Date.

(C) The representations and warranties of Seller set forth in Section 4.5 (Company Capitalization) shall be true and correct in all respects (other than de minimis changes) on and as of the Closing Date.

(ii) Compliance with Covenants. Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller prior to the Closing.

(iii) Seller Closing Certificate. Buyer shall have received a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 3.3(b)(i) and Section 3.3(b)(ii).

(iv) Seller Closing Deliveries. Seller shall have delivered (or caused to be delivered) the following:

(A) releases of all Liens (other than Permitted Liens) relating to the assets and properties of the Company and its Subsidiaries, including the Liens set forth on Schedule 3.3(b)(iv)(A);

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(B) payoff letters with respect to all Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing;

(C) the third-party approvals set forth on Schedule 3.3(b)(iv)(C);

(D) evidence of termination or the assignment out of the Company and its Subsidiaries of the SpectraLink Leases;

(E) the resignations, effective as of the Closing, of each director of the Company and its Subsidiaries, to the extent requested by Buyer; and

(F) the closing deliveries set forth in Section 3.2(a) (other than the receipt described in Section 3.2(a)(iii)).

(c) Additional Closing Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Seller:

(i) Accuracy of Buyer Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except in each case for any inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such date), except in each case for any inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(ii) Compliance with Covenants. Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyer prior to the Closing.

(iii) Buyer Closing Certificate. Seller shall have received a certificate, duly executed by an authorized officer of Buyer, certifying as to the matters set forth in Section 3.3(c)(i) and Section 3.3(c)(ii).

(iv) Buyer Closing Deliveries. Buyer shall have delivered the closing deliveries set forth in Section 3.2(b)(ii).

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Seller Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this ARTICLE 4; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections and subsections of this ARTICLE 4 to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer as follows:

4.1 Seller Organization and Good Standing; Authority and Enforceability.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Seller has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Seller pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by Seller pursuant hereto or thereto, and the consummation by Seller of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Seller. The board of directors of Seller has approved this Agreement, the other Transaction Agreements and the Transactions, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any other Transaction Agreements or to consummate the Transactions on the terms set forth herein and therein. Seller has the right and authority to grant to the Company all the rights and licenses granted to the Company pursuant to the License Agreement. The representation set forth in this Section 4.1(b) does not constitute, and shall not be construed as, a representation regarding non-infringement of third party Intellectual Property Rights.

(c) This Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by Seller pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes (or will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

4.2 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with (together, “Governmental Approvals”), any Governmental Authority is required on the part of Seller, the Company or any of the Company’s Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements or the consummation of the Transactions, except for (a) filings required under, and compliance with any other applicable requirements of, the HSR Act and any other Antitrust Laws applicable to the Transactions, and (b) such other consents, authorizations, filings,

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approvals, notices and registrations which, if not obtained or made, would not be material to the Company and its Subsidiaries, taken as a whole, and would not prevent or materially delay the consummation of the Transactions.

4.3 Conflicts.

(a) The execution and delivery of this Agreement and the other Transaction Agreements, compliance with the provisions of this Agreement and the other Transaction Agreements, and the consummation of the Transactions, will not (i) conflict with or violate the certificate of incorporation or bylaws of Seller, the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, result in the creation of any Lien upon the Company’s capital stock or assets pursuant to, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Business, the Company or any of its Subsidiaries is entitled under, (A) any Company Material Contract, or (B) any Permit or Order relating to the Business or held by the Company or any of its Subsidiaries, or (iii) violate any Law applicable to the Business, the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the preceding clauses (i), (ii) and (iii) for any conflicts, breaches, defaults or violations that would not be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Transactions.

(b) The execution and delivery of this Agreement and the other Transaction Agreements, compliance with the provisions of this Agreement and the other Transaction Agreements, and the consummation of the Transactions will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, result in the creation of any Lien upon the Company’s capital stock or assets pursuant to, or require any notice, consent or waiver under, any Seller-Held Material Business Contract other than for any conflicts, breaches, defaults or violations that would not be material to Seller and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Transactions.

(c) None of Seller nor any of its Affiliates is a party to or bound by a Contract with respect to a Company Transaction other than this Agreement (other than confidentiality agreements entered into by Seller prior to the date hereof in connection with Seller’s contemplation of a potential Company Transaction with third parties), and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding a Company Transaction.

4.4 Company Organization and Good Standing; Company Directors and Officers.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full corporate power and authority to conduct its business as currently conducted by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the assets

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and properties owned, leased or operated by it, or the businesses conducted by it, requires such qualification, except for any failures to be so duly qualified and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. Section 4.4(a) of the Seller Disclosure Schedule contains a complete and accurate copy of the certificate of incorporation and bylaws of the Company, each as amended to date (together, the “Company Organizational Documents”).

(b) Section 4.4(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) the names of the members of the board of directors of the Company and (ii) the names and titles of the officers of the Company.

(c) Seller has made available to Buyer complete and accurate copies of: (i) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company; (ii) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants of the Company; and (iii) all Permits, Orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such Permits, Orders and consents.

4.5 Company Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are issued and outstanding and owned of record and beneficially by Seller, free and clear of all Liens. All of the issued and outstanding shares of Company Stock has been duly authorized and validly issued and is fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The Company has not violated any U.S. securities Laws in connection with the offer, sale or issuance of its capital stock. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of Company Stock is authorized or outstanding. There are no Contracts to which Seller or the Company is a party relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, voting or registration under the Securities Act of 1933, as amended, or any similar foreign Law, of any Company Stock. Upon the consummation of the Transactions at the Closing, Buyer will own of record and beneficially all of the issued and outstanding capital stock of the Company, free and clear of all Liens.

4.6 Company Subsidiaries.

(a) Section 4.6(a) of the Seller Disclosure Schedule contains a complete and accurate list of: (i) each direct and indirect Subsidiary of the Company; (ii) the legal structure of each such entity; (iii) the jurisdiction in which each such entity is organized; and (iv) the equity ownership of each such Subsidiary. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full power and authority to conduct its business as currently conducted by it. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect. The organizational documents of each Subsidiary of the Company have been made available to Buyer.

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(b) The Company owns of record and beneficially all of the issued and outstanding shares of capital stock and other securities of each of its Subsidiaries, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by statute, any organizational or governing documents of the Company or any of its Subsidiaries, or any Contract to which each such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other securities of any Subsidiary of the Company, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c) Except for the Subsidiaries of the Company set forth in Section 4.6(a) of the Seller Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. None of the Company or any of its Subsidiaries has agreed or is obligated to make any future investment in, or capital contribution to, any Person.

(d) Section 4.6(d) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) the names of the members of the board of directors (or similar body) of each Subsidiary of the Company, and (ii) the names and titles of the officers of each Subsidiary of the Company.

(e) Seller has made available to Buyer complete and accurate copies of: (i) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of each of the Subsidiaries of the Company; (ii) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants of each of the Subsidiaries of the Company; and (iii) all Permits, Orders and consents issued by any regulatory agency with respect to each of the Subsidiaries of the Company, or any securities of each of the Subsidiaries of the Company, and all applications for such Permits, Orders and consents.

4.7 Company Financial Statements.

(a) Section 4.7(a) of the Seller Disclosure Schedule contains a complete and accurate copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 (the “Company Balance Sheet”) and unaudited consolidated statement of income of the Company and its Subsidiaries for the twelve-month period ended December 31, 2011 (collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete, were derived from, and in accordance with, the books and records of Seller and its Subsidiaries (including the Company) and prepared in accordance with GAAP

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except as set forth in Section 4.7(a) of the Seller Disclosure Schedule, applied on a consistent basis throughout the periods indicated and consistent with each other except as may be indicated in the notes thereto, and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations of the Company and its Subsidiaries for the periods therein specified (subject to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(b) All accounts and notes receivable reflected on the Company Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP except as set forth in Section 4.7(a) of the Seller Disclosure Schedule) are or shall be valid receivables arising in the ordinary course of business. No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. To the Company’s Knowledge, as of the date hereof, there is no pending contest or dispute with respect to the amount or validity of any amount of any such account receivables.

(c) Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities shown on the Company Balance Sheet, (ii) Liabilities which have arisen since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, and (iii) Liabilities that, individually or in the aggregate, do not exceed $200,000.

(d) Except for Liabilities reflected in the Company Financial Statements, neither the Company nor any of its Subsidiaries has any off balance sheet Liabilities of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries.

(e) Since the date of the Company Balance Sheet through the date hereof, to the Knowledge of Seller, no Company Material Adverse Effect has occurred that is continuing. Since the date of the Company Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by the terms of Section 6.2 if proposed to be taken after the date hereof.

4.8 Taxes.

(a) All material U.S. federal, state, local, and non-U.S. Tax Returns relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations have been timely filed, and such Tax Returns are true and correct in all material respects.

(b) (i) All material Taxes required to be paid by or on behalf of the Company, any of its Subsidiaries or with respect to their operations (whether or not shown on any Tax Return) have been timely paid, and (ii) all material U.S. federal and state and non-U.S. income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld with respect to employees and other third parties of the Company or any of its Subsidiaries have been timely paid or withheld (and withheld

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amounts have been timely paid over to the appropriate Taxing Authority). As of the date of the Company Balance Sheet, there were no material liabilities for unpaid Taxes concerning or attributable to the Company, its Subsidiaries or their operations that had not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and since the date of the Company Balance Sheet no material liability has been incurred for such Taxes other than in the ordinary course of business. There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP.

(c) There is no material Tax deficiency outstanding, assessed or proposed against or with respect to the Company or any of its Subsidiaries, nor has any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax of or with respect to the Company or any of its Subsidiaries been executed or requested.

(d) None of Seller, the Company or any of its Subsidiaries has been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return of or with respect to the Company or its Subsidiaries, nor, to the Knowledge of Seller, is any such audit, examination or proceeding presently in progress. No written adjustment relating to any Tax Return filed by or with respect to the Company or its Subsidiaries has been proposed by any Taxing Authority. No written claim has ever been made that the Company, any of its Subsidiaries or their operations is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(e) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or Seller), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement and (iii) has any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company or any of its Subsidiaries has participated in a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

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(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date, (ii) closing agreement described in Section 7121 of the Code (or any comparable or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable or similar provision of state, local or non-U.S. Law) with respect to any transaction entered into on or prior to the Closing Date; (iv) amount reportable under the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date; (v) any prepaid amount received on or prior to the Closing Date, except to the extent included as a Liability in the calculation of Net Working Capital; or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code made on or prior to the Closing Date.

(j) Section 4.8(j) of the Seller Disclosure Schedule correctly sets forth each entity classification election that has been made pursuant to Section 301.7701-3 of the U.S. Treasury Regulations with respect to the Company and each Subsidiary, and with respect to each such election, the effective date thereof, the classification elected pursuant thereto, and whether such election was effective on such entity’s date of formation.

(k) The prices and terms for the provision of any property or services among the Company and each of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related material documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(l) The Company and each of its Subsidiaries have complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of any material value added or similar Tax on consumption including business Tax and withholding Tax on business Tax, have promptly and timely submitted accurate Tax Returns with respect to such Taxes with no intention to delay or defer any such Tax or Tax Return, maintain full and accurate records in all material respects, have never been subject to any material interest, forfeiture, surcharge or penalty, and are not a member of a group or consolidation with any other Person for the purposes of value added taxation.

4.9 Personal Property.

(a) Section 4.9(a) of the Seller Disclosure Schedule contains a complete and accurate list of: (i) all inventory owned by the Company or any of its Subsidiaries as of the date hereof; (ii) all raw materials and supplies owned by the Company or any of its Subsidiaries as of the date hereof; (iii) all manufacturing and test equipment owned by the Company or any of its Subsidiaries as of the date hereof; (iv) all office equipment (e.g., desks, chairs, etc.) owned by the Company or any of its Subsidiaries as of the date hereof; (v) all information technology equipment (e.g., computers, cell phones, etc.) owned by the Company or any of its Subsidiaries as of the date hereof; (vi) all vehicles owned by the Company or any of its Subsidiaries as of the date hereof; and (vii) all other material tangible personal property owned by the Company or any of its Subsidiaries as of the date hereof.

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(b) The Company and each of its Subsidiaries have good and marketable title to, or, in the case of leases of personal properties and assets, a valid leasehold interest in, all personal properties and assets currently reflected on the Company Balance Sheet (other than inventory sold in the ordinary course of business after the date of the Company Balance Sheet) or acquired after the date of the Company Balance Sheet (other than inventory sold in the ordinary course of business thereafter), and none of such personal properties or assets is subject to any Liens other than Permitted Liens. The foregoing personal properties and assets are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. This Section 4.9(b) does not apply to Intellectual Property Rights.

(c) All of the Company’s and its Subsidiaries’ inventory consists of a quantity and quality usable and salable in the ordinary course of business, is not obsolete, defective, or damaged, is merchantable and fit for its intended use, subject only to the reserves for inventory write down set forth on the face of the Closing Balance Sheet (rather than the notes thereto).

4.10 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.10(b) of the Seller Disclosure Schedule sets forth the names of the lessor, lessee, the address of any parcel of real property leased by the Company or its Subsidiaries as lessor or lessee, other than the SpectraLink Leases (the “Leased Real Property”). Seller has delivered to Buyer a true and complete copy of each lease, sublease, amendment, extension, renewal, guaranty, license, concession or other agreement (collectively, the “Leases”) with respect to each such Leased Real Property, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases, (i) the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property, (ii) the Company’s or its Subsidiaries’ possession of the Leased Real Property is not currently subject to disturbance, (iii) the Company or its Subsidiaries, as applicable, hold a good and valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens, (iv) each Lease is a valid and binding agreement of the Company or its Subsidiaries and is in full force and effect in accordance with its terms, (v) the Company and its Subsidiaries are not in material breach or material default under such Lease, and (a) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, could reasonably be expected to constitute a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease and (b) no other party to such Lease is in material default under or material breach of such Lease, and (vi) neither the Company nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy the Leased Real Property or granted any other security interest in such Lease or any interest therein.

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4.11 Environmental Matters.

(a) To the Knowledge of Seller, (i) the Company, its Subsidiaries, their products and the Business are and for the past five years have been in material compliance with all Environmental Laws; (ii) neither Seller nor the Company or its Subsidiaries is subject to or has received any Order, claim, report other information regarding any material violation of or liability arising under Environmental Laws, the subject matter of which remains unresolved; and (iii) neither the Company, its Subsidiaries or any of their predecessors have generated, handled, released, or exposed any person to any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in each case, which would give rise to material liability under any Environmental Laws.

(b) Seller and the Company has provided to the Buyer copies of all reports, audits, correspondence and other documentation materially bearing on environmental, health and safety matters.

4.12 Intellectual Property.

(a) Section 4.12(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property Rights, in each case including the current owner and status of each such Intellectual Property Right, the jurisdiction in which each such Intellectual Property Right has been registered or filed and the applicable registration, application or serial number or similar identifier. With respect to each Company Registered Intellectual Property Right: (i) all necessary registration, maintenance and renewal fees and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; (ii) each such item is currently in compliance with formal legal requirements (including payment of filing fees); and (iii) each such item is not subject to any late unpaid registration, maintenance or renewal fees. All Company Registered Intellectual Property Rights are subsisting and to the Knowledge of Seller, valid and enforceable. Section 4.12(a)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material Company Technology that is embedded in Company Products. Section 4.12(a)(iii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material Technology owned by Seller that is embedded in Company Products.

(b) Section 4.12(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Company Products (by name and version).

(c) The Company or one of its Subsidiaries exclusively owns all Company Intellectual Property Rights, including the Company Registered Intellectual Property Rights.

(d) There is not pending, and during the five (5) years prior to the date of this Agreement there has not been, any Action challenging the use, ownership, validity, enforceability or registerability of any Company Intellectual Property or the Common Code Base, nor has Seller or any of its Subsidiaries received written notice threatening any such Action.

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(e) To the Knowledge of Seller, none of the conduct of the Business by Seller or any of its Subsidiaries, the Company Products, or the Technology used in connection with the Business by Seller or any of its Subsidiaries have infringed, misappropriated or otherwise violated or constituted the unauthorized use of, and as currently conducted do not infringe, misappropriate or otherwise violate or constitute the unauthorized use of, any Intellectual Property owned by any Person, and, to the Knowledge of Seller, such conduct and use have not constituted and do not constitute unfair competition or trade practices under the Laws of any jurisdiction. Other than notices pertaining to claims or complaints which have since been formally resolved in writing to the satisfaction of the other Person, and other than as set forth in Section 4.12(e) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received written notice from any Person (i) claiming that such conduct, Company Product, or such use of Technology, infringes, misappropriates or otherwise violates or constitutes the unauthorized use of any Intellectual Property of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor) or (ii) demanding or offering to license to Seller or any of its Subsidiaries any Intellectual Property in connection with the Business. No Company Product, item of the Common Code Base or Company Intellectual Property is subject to any Action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use, ownership, registrability or enforceability of such Company Product, item of the Common Code Base or Company Intellectual Property.

(f) There is no pending Action of which Seller has received service of process alleging that the conduct of the Business by Seller or any of its Subsidiaries, the Company Products or the Technology used in connection with the Business by Seller or any of its Subsidiaries infringes, misappropriates or otherwise violates or constitutes the unauthorized use of the Intellectual Property Rights owned by any Person, nor has Seller or any of its Subsidiaries received written notice threatening any such Action.

(g) To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any item of (i) Company Intellectual Property or (ii) the Common Code Base that is material to the Business. No Actions have been brought or threatened against any Person by Seller or any of its Subsidiaries alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use of, any Company Intellectual Property or the Common Code Base.

(h) Seller and each of its Subsidiaries have taken commercially reasonable steps to require each current and former Employee who has made any contributions to the development of any Company Product to execute a Proprietary Information and Inventions Agreement or consulting agreement containing proprietary information, confidentiality and assignment provisions that provide for (i) the non-disclosure by such Person of any of Seller’s or any of its Subsidiaries’ confidential information relating to the Business and (ii) the assignment by such Person to the Company or any of its Subsidiaries of all Intellectual Property arising out of such Person’s employment or engagement by, or contract with, Seller or any of its Subsidiaries, which forms have been provided to Buyer, and each current Employee who began working for Seller or any of its Subsidiaries within the past five (5) years has executed such an

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agreement. Without limiting any other provision of this Agreement, no Employee owns or has any right to Company Products or Company Intellectual Property, nor to the Knowledge of Seller has any Employee made any assertions with respect to any alleged ownership or rights thereto. To the Knowledge of Seller, none of the Employees’ work for the Company has been in any way done in breach of such Employees’ obligations to any Person, including any confidentiality or Intellectual Property transfer obligations, and to the Knowledge of Seller, there is no reasonable basis for any Person to claim rights to any Company Intellectual Property as work for hire or otherwise in connection with any work done by an Employee or consultant for such Person at any time.

(i) Section 4.12(i) of the Seller Disclosure Schedule contains a complete and accurate list of Third Party Components other than Open Source Software, in each case identifying (i) the Company Product and versions thereof associated with such Third Party Component, (ii) the license or other agreement granting Seller or any of its Subsidiaries rights in and to such Third Party Component, and (iii) which Third Party Components are embedded in the Common Code Base or the Transferred Common Code.

(j) Section 4.12(j) of the Seller Disclosure Schedule sets forth a complete and accurate list of Third Party Components that are Open Source Software that have been identified by Seller in the exercise of its commercially reasonable efforts (which list is complete and accurate to the Knowledge of Seller) in each case identifying, to the extent available as of the date hereof (i) the Company Product (or Common Code Base or Transferred Common Code) associated with such Open Source Software, (ii) whether any modification or derivative thereof was made by or for Seller or any of its Subsidiaries; (iii) the name and version number of the applicable license agreement for each such item of Open Source Software; (iv) the distributor or website from which the Open Source Software was obtained; and (v) the manner in which such Open Source Software is embodied or used in each Company Product (including, as applicable, the manner and extent to which such item of Open Source Software interoperates with other Technology in such Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.); provided that Seller does not represent or warrant that such list is complete in all respects as to items (ii) through (v). To the Knowledge of Seller, neither Seller nor any of its Subsidiaries has used Open Source Software in any manner that would, with respect to any material Company Technology (including any Transferred Common Code) embedded in a Company Product, (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Seller or any of its Subsidiaries with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of Seller or any of its Subsidiaries with respect to its use or distribution.

(k) Neither Seller nor any of its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any escrow agent or other Person, agreed to disclose, deliver or license to any escrow agent or other Person, or permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any Source Code for any Company Product (including the Transferred Common Code) except for disclosures to Employees and

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contractors under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performances of services to the Company or any Subsidiary thereof; provided that the foregoing does not apply to the Common Code Base.

(l) To the Knowledge of Seller, all Company Products, Technology used in or necessary to the conduct of the Business, and Technology used by Seller or its Subsidiaries to provide services under the Transition Services Agreement (and all parts thereof) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Products, Technology used in or necessary to the conduct of the Business or such other Technology used by Seller or its Subsidiaries to provide services under the Transition Services Agreement (or any parts thereof) or data or other software of users.

(m) No government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Company Product and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Company Product. To the Knowledge of Seller, no Person (including any current or former Employee of Seller or any of its Subsidiaries), who was involved in, or who contributed to, the creation or development of any Company Product, has performed services for Governmental Authority, university, college, or other educational institution or research center during a period of time during which such Person was also performing services for Seller or any of Subsidiaries. The representations and warranties set forth in this Section 4.12(m) do not apply to the Common Code Base.

(n) The Company or one of its Subsidiaries possesses copies of all material Technology that is used in or necessary to the conduct of the Business as currently conducted (including copies of all Source Code for each Company Product (including the Transferred Common Code), other than the Source Code to any Seller Licensed Rights licensed to the Company in Object Code form only under the License Agreement and other than Technology to provide Overhead and Shared Services). The representation set forth in this Section 4.12(n) does not constitute, and shall not be construed as, a representation regarding non-infringement of third party Intellectual Property Rights or that all applicable licenses to third party Technology have been obtained.

(o) Seller and its Subsidiaries have used commercially reasonable efforts to maintain, protect and preserve the confidentiality of all Business Confidential Information (including Trade Secrets) included within Company Technology. To the Knowledge of Seller, there has been no unauthorized disclosure by any Person of any such Business Confidential Information.

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4.13 Contracts.

(a) Section 4.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) any Contract with one of the top ten (10) largest direct customers of Company Products (excluding third party resellers, distributors and OEMs), as measured by sales during the twelve month period ending as of December 31, 2011, including purchase agreements, purchase orders for which there is no underlying purchase agreement, maintenance and service agreements and warranty agreements;

(ii) any Contract with one of the top ten (10) largest distributors or resellers of Company Products, as measured by sales during the twelve month period ending as of December 31, 2011;

(iii) any Contract with one of the top ten (10) largest OEMs of Company Products, as measured by sales during the twelve month period ending as of December 31, 2011;

(iv) any Contract with one of the top ten (10) largest suppliers of any raw material or components incorporated into Company Products, as measured by cost during the twelve month period ending as of December 31, 2011;

(v) any Contract with a material contract manufacturer of the Business;

(vi) any Contract with a material repairs provider for the Business;

(vii) any (A) material Contract pursuant to which the Company or any of its Subsidiaries has licensed or is obligated to license any material Company Intellectual Property or Company Products (other than licenses to Source Code) to a third party excluding any non-exclusive licenses to Company Products granted by the Company or any of its Subsidiaries in the ordinary course of business incident to a sale of such Company Products to such customer (the “Out-Licenses”), or (B) Contract pursuant to which a third party has licensed any Intellectual Property to the Company or any of its Subsidiaries that is a Third Party Component, material to the development of, the Company Products, or otherwise material to the Business, in each case in (B) excluding inbound licenses of Shrink-Wrap Code, Open Source Software and Overhead and Shared Services (the “In-Licenses”); excluding, for the purpose of (A) and (B), employee agreements, agreements with consultants and independent contractors and non-disclosure agreements entered into in the ordinary course of business;

(viii) Contracts providing for the escrow of Source Code and any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business with employees, consultants and independent contractors of the Company);

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(ix) any Contract with any Business Employees, including employment agreements, retention agreements, severance agreements, change in control agreements or other similar agreements;

(x) any Contract with any labor union, works council or any collective bargaining agreement or similar agreement with any Business Employees;

(xi) any Contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $50,000 or contract under which any Person would be deemed to have Indebtedness to the Company or any of its Subsidiaries in amounts in the aggregate exceeding $50,000;

(xii) any agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or its Subsidiaries;

(xiii) any Contract between or among the Company and one or more of its Subsidiaries;

(xiv) any Contract between Seller or one or more of its Subsidiaries (other than the Company and any of its Subsidiaries), on the one hand, and the Company or one or more of its Subsidiaries, on the other hand;

(xv) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries (or that would purport to materially limit the freedom of Buyer or any of its Subsidiaries): (A) to compete with any other Person or to engage in any line of business, market or geographic area; (B) to develop or distribute any Technology; or (C) to hire or solicit potential employees or consultants;

(xvi) any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(xvii) any Contract for the acquisition of the business or capital stock of any third Person (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) any Contract pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license any product or service to any third party (including any reseller or distributor of products) on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party (excluding customization of products or services for or by a party in the ordinary course of business);

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(xix) (A) any joint venture Contract, (B) other than reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $50,000 per annum;

(xx) any settlement agreement under which the Company or any of its Subsidiaries has ongoing obligations; and

(xxi) any Contract pursuant to which Seller and its Subsidiaries (other than the Company and its Subsidiaries) have transferred any tangible or intangible assets or liabilities to the Company and its Subsidiaries in the past twelve (12) months.

(b) Each Company Material Contract is a valid and binding agreement of the Company or its Subsidiaries and is in full force and effect in accordance with its terms. The Company and its Subsidiaries are not in material default under or material breach of the terms of any of the Company Material Contracts, nor will the consummation of the Transactions give rise to any such material default or material breach and, to the Knowledge of Seller, (i) no other party to any such Company Material Contracts is in material default under or material breach of such Company Material Contracts, and (ii) no event has occurred that with notice or the passage of time would constitute a material default under or material breach thereunder by the Company or any of its Subsidiaries or would permit the modification or premature termination of any such Company Material Contracts by any other party thereto.

(c) Section 4.13(c) of the Seller Disclosure Schedule contains a complete and accurate list of each Contract relating in whole or in part to the Business to which Seller or any of its Subsidiaries is a party (excluding for this purpose, the Company and its Subsidiaries) as of the date hereof that would constitute a Company Material Contract if the Company or any of its Subsidiaries were a party thereto, mutatis mutandis (collectively, the “Seller-Held Material Business Contracts”).

(d) Section 4.13(d) of the Seller Disclosure Schedule contains a complete and accurate list of those Seller-Held Material Business Contracts that relate exclusively to any Company Products or the ownership, operation and conduct of the Business (each, a “Seller-Held Exclusive Business Contract”). Each Seller-Held Exclusive Business Contract is a valid and binding agreement of Seller or one of its Subsidiaries (excluding for this purpose, the Company and its Subsidiaries) and is in full force and effect in accordance with its terms. Complete and accurate copies of each Seller-Held Exclusive Business Contract (including all amendments thereto) have been made available to Buyer. Seller and its Subsidiaries are not in material default under or material breach of the terms of any Seller-Held Exclusive Business Contract, nor will the consummation of the Transactions give rise to any such material default or material breach and, to the Knowledge of Seller, (i) no other party to any such Seller-Held Exclusive Business Contract is in material default under or material breach of such Seller-Held Exclusive Business Contract, and (ii) no event has occurred that with notice or the passage of

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time would constitute a material default under or material breach thereunder by Seller or any of its Subsidiaries or would permit the modification or premature termination of any such Seller-Held Exclusive Business Contract by any other party thereto.

(e) Section 4.13(e) of the Seller Disclosure Schedule contains a complete and accurate list of those Seller-Held Material Business Contracts that relate, but not exclusively, to any Company Products or the ownership, operation and conduct of the Business (each, a “Seller-Held Non-Exclusive Business Contract”) and the portion of each such contract that relates to any Company Products or the ownership, operation and conduct of the Business in the manner in which it is owned, operated and conducted as of the date hereof.

(f) Buyer’s counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and a materially accurate description of each of the oral arrangements, contracts and agreements that are referred to in Sections 4.13(a)-(e) of the Seller Disclosure Schedule, together with all material amendments, waivers or other changes thereto.

4.14 Customers, Contract Manufacturers and Suppliers. As of the date hereof, the Company has not received any written notice from any material customer of the Company to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). As of the date hereof, the Company has not received any written notice from any material supplier or contract manufacturer of the Company to the effect that such supplier or contract manufacturer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, Intellectual Property, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.15 Employee Matters.

(a) Section 4.15(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) the employee IDs, positions and rates of compensation of all Business Employees, (ii) the respective title and/or position, place of employment, date of hire and annual remuneration (including commission and bonus opportunity) of each such Business Employee, (iii) whether any Employees are absent from active employment, including, but not limited to, leave of absence or disability, and (iv) whether each such Business Employee is an Automatic Transfer Employee or an Offered Employee.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws respecting employment, including all applicable federal, state, local and foreign Laws concerning discrimination and equal opportunity in employment, wages, hours and working conditions of employment, meal and rest periods, vacations, leaves of absence, employee privacy, worker classification (including the proper classification of workers as exempt from overtime, or independent contractors and consultants), payment of wages (including overtime wages), workers’ compensation, occupational safety and health, workers’ hazardous materials, workplace safety and insurance, layoffs, immigration and employment practices, the payment of social security, employment insurance, statutory deductions and withholdings, and other Taxes, and all reporting and recordkeeping related thereto.

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(c) Neither the Company nor any of its Subsidiaries, nor, to the best of the Company’s Knowledge, any of their employees, are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries, except for agreements between the Company or any of its Subsidiaries and their present and former employees, consultants and contractors.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any employee or other service provider, and no such collective bargaining agreement or other union Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee or other service provider of the Company or any of its Subsidiaries. To the Knowledge of Seller, there are no current activities or proceedings of any labor union to organize the employees of the Business, the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Business, the Company or any of its Subsidiaries pending or, to the Knowledge of Seller, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of Seller, the Company and each of its Subsidiaries have not engaged in any unfair labor practice, or been subject to any pending or threatened charge or complaint of unfair labor practice, before the National Labor Relations Board and any similar state, local or foreign agency.

(e) Within the past two (2) years, the Company has not implemented any layoff of employees that could implicate the WARN Act. Section 4.15(e) of the Seller Disclosure Schedule sets forth the identities and work places of all persons whose employment was terminated by the Company during the ninety (90)-day period prior to the Closing Date.

4.16 Employee Benefits Plans.

(a) Section 4.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan. In addition, Section 4.16(a) of the Seller Disclosure Schedule identifies each such Employee Benefit Plan that is sponsored and maintained by the Company or any of its Subsidiaries exclusively for the benefit of the Business Employees or to which Buyer, the Company or any of its Subsidiaries will have any liability after the Closing Date (each such plan an “Assumed Benefit Plan” and, collectively, the “Assumed Benefit Plans”). Seller has provided or made available to Buyer, to the extent applicable, complete and correct copies of (i) the plan documents (including any trusts or other agreements that implement such plan) (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan subject to ERISA, (ii) the most recent summary plan description (or a description of such plan) with respect to each Employee Benefit Plan not

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subject to ERISA, (iv) the most recent determination letter received from the IRS, (v) the most recent annual report (Form 5500, with all applicable attachments), and (vi) all related trust agreements, insurance contracts, and other funding arrangements that implement each Employee Benefit Plan.

(b) Each Employee Benefit Plan and each funding vehicle related to such Employee Benefit Plan is currently in compliance in all material respects with, and has been, funded, administered and operated in material compliance with, its terms, the terms of any applicable collective bargaining agreement and all applicable Laws. Each Employee Benefit Plan that is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and there are no facts that would adversely affect such qualification. Seller has provided or made available to Buyer copies of any such opinion, advisory or determination letter with respect to each applicable Employee Benefit Plan.

(c) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan. There are no actions, suits or claims pending or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Employee Benefit Plan.

(d) Neither the Company nor its ERISA Affiliates maintains, sponsors, contributes to or has any liability or potential liability with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(e) With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Employee Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA). No Assumed Benefit Plan has any material unfunded liability not accurately accrued on the Company Financial Statements.

(f) There is no Contract to which the Company or any of its Subsidiaries is a party covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be, or could reasonably be expected not to be, deductible pursuant to Sections 280G or 404 of the Code in connection with or as a result of the Transactions, either alone or in conjunction with any other event (whether contingent or

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otherwise). No payment or benefit which has been, will be or may be made with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code in connection with or as a result of the Transactions, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(g) None of the Assumed Benefit Plans provides any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure solely as a result of a change in control of ownership within the meaning of any Assumed Benefit Plans or Section 280G of the Code.

(h) Section 4.16(h) of the Seller Disclosure Schedule contains a complete and accurate list of each Contract or plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) and each such Contract or plan is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. No Person has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Employee Benefit Plan, payment or arrangement subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

4.17 International Employee Benefits Plans.

(a) Each International Company Employee Plan which must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and, to Seller’s Knowledge, such International Company Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

(b) There are no pending or, to the Knowledge of Seller, threatened material claims or Actions with respect to any International Company Employee Plans.

(c) The consummation of the transactions described in this Agreement, in and of themselves, will not accelerate the time of payment or vesting or trigger any payment or funding (through a trust or otherwise) of compensation or benefits under, or materially increase the amount payable or create any other material obligation pursuant to, any of the International Company Employee Plans.

4.18 Insurance. Section 4.18 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance policies, complete and accurate copies of which have been made available to Buyer. Such policies are in full force and effect and each of the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. There is no claim pending under any of such policies as to which

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coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company or one of its Subsidiaries, and the Company each applicable Subsidiary is otherwise in compliance with the terms of such policies and have not been denied insurance coverage. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company does not have any self-insurance or co-insurance programs.

4.19 Legal Proceedings.

(a) As of the date hereof, there is no (i) material Action, condemnation or expropriations pending, or (to the Knowledge of Seller) threatened against or affecting the Business, the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Business, the Company or any of its Subsidiaries), or the Transactions or the other Transactions, or (ii) to the Knowledge of Seller, governmental inquiry or investigation pending or threatened against or affecting the Business, the Company, any of its Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Business, the Company or any of its Subsidiaries to hold or receive any license or Permit).

(b) As of the date hereof, none of the Business, the Company or any of its Subsidiaries is a party to any order, writ, injunction or decree issued by any Governmental Authority.

4.20 Compliance with Laws; Permits.

(a) The Business, the Company and each of its Subsidiaries is in compliance in all material respects with each material Law with respect to the conduct of its business and the maintenance and operation of its properties and assets. No written notices have been received by and no claims have been filed against the Business, the Company or its Subsidiaries alleging a material violation of any such Laws.

(b) All material Permits (i) pursuant to which the Business, the Company or any of its Subsidiaries currently leases, operates or holds any interest in their respective assets or properties, or (ii) which are required for the operation of the Business as currently conducted or the holding of any such interest, have been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and constitute all Permits required to permit the Company or such Subsidiary to operate or conduct the Business as it is currently conducted and hold any interest in its properties or assets. Section 4.20 of the Seller Disclosure Schedule sets forth a complete and accurate list of all such Permits. No notices have been received by Seller or its Subsidiaries alleging the failure to hold any of the foregoing.

4.21 Sufficiency of Assets. Except for (a) Overhead and Shared Services that Seller is not obligated to provide to the Company and its Subsidiaries pursuant to the Transition Services Agreement, and (b) Shrink-Wrap Code, and (c) any In-Licenses and Seller-Held Material Business Contracts for which the consent or approval of a third party is required in connection

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with the Transactions in order to transfer such In-Licenses and Seller-Held Material Business Contracts to the Company or one or more of its Subsidiaries at the Closing but which consents or approvals are not actually obtained prior to the Closing, the properties, assets and rights owned or validly leased or licensed by the Company and/or one or more of its Subsidiaries as of the Closing (including Seller Licensed Rights), and the services available to the Company and its Subsidiaries under the Transition Services Agreement and the License Agreement, will be sufficient in the aggregate to enable the Company and its Subsidiaries to operate and conduct the Business immediately following the Closing in the same manner in which the Business is operated and conducted as of the date hereof in all material respects; provided, however, that Seller is not making any representation or warranty under this Section 4.21 with respect to infringement of third party Intellectual Property Rights.

4.22 Brokerage Fees. The Company and its Subsidiaries have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Seller (which, for purposes of clarity, will not be paid by Buyer, the Company or its Subsidiaries or factored into any adjustments to the Estimated Adjusted Purchase Price or the Final Adjusted Purchase Price contemplated by this Agreement).

4.23 Transaction Bonuses. There are no special bonuses or other similar compensation payable by the Company or any of its Subsidiaries to any shareholder, director, officer or other employee of the Company or any of its Subsidiaries in connection with any of the Transactions.

4.24 Bank Accounts. Section 4.24 of the Seller Disclosure Schedule lists all of the Company’s and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

4.25 Affiliated Transactions. No officer, director, stockholder, employee or Affiliate of the Company, including Seller or any of its Subsidiaries or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries (including any Intellectual Property Rights).

4.26 Credit Support. Section 4.26 of the Seller Disclosure Schedule sets forth a complete and accurate list of all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by Seller or its Affiliates which benefit the Business and for which Buyer would be reasonably expected to replace letters of credit, Guaranties, surety bonds, or other credit support following the Closing. To Seller’s Knowledge, other than as set forth on Section 4.26 of the Seller Disclosure Schedule, Buyer will not be required to provide or arrange for any letters of credit, Guaranties, surety bonds, or other credit support following the Closing to allow Buyer to operate the Business as currently operated from and after the Closing.

4.27 Disclaimer of Other Representations and Warranties. Except for the representations and warranties expressly set forth in the Transaction Agreements, (a) none of Seller, the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, the Company, its Subsidiaries or any of their

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businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, (b) no Person has been authorized by Seller, the Company or any of its Subsidiaries to make any representation or warranty relating to Seller, the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates and Representatives as having been authorized by Seller, the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by Seller in connection with the Transactions or in connection with presentations by Seller’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in the Transaction Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Buyer is not in violation of any of the provisions of its certificate of formation or limited liability company agreement, except for any violations that would not have a Buyer Material Adverse Effect.

5.2 Authority and Enforceability.

(a) Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement, the other Transaction Agreements and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Buyer pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto or thereto, and the consummation by Buyer of the Transactions, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. The board of managers of Buyer has approved this Agreement, the other Transaction Agreements and the Transactions, and no other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement or any other Transaction Agreements or to consummate the Transactions on the terms set forth herein and therein.

(b) This Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (or will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

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5.3 Governmental Approvals. No Governmental Approvals are required on the part of Buyer in connection with the execution and delivery of this Agreement or any other Transaction Agreements or the consummation of the Transactions, except for (a) filings required under, and compliance with any other applicable requirements of, the HSR Act and other Antitrust Laws applicable to the Transactions, and (b) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect.

5.4 Conflicts. The execution and delivery of this Agreement and the other Transaction Agreements, compliance with the provisions of this Agreement and the other Transaction Agreements, and the consummation of the Transactions, will not (a) conflict with or violate the certificate of formation or limited liability company agreement of Buyer, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or (c) violate any Law applicable to Buyer or any of its properties or assets, other than, in the case of the preceding clauses (b) or (c) for any conflicts, breaches, defaults or violations that would not have a Buyer Material Adverse Effect.

5.5 Financing.

(a) Buyer has delivered to Seller a complete and accurate copy of the three executed commitment letters of even date herewith (the “Equity Commitment Letters”) from the Sponsor pursuant to which the Sponsor has committed to provide, subject to the terms and conditions set forth therein, equity financing for the Transactions in the aggregate amount set forth therein (the “Equity Financing”). The aggregate proceeds contemplated by the Equity Commitment Letters are sufficient to enable Buyer to (i) consummate the Transactions upon the terms contemplated by this Agreement, (ii) pay the full Adjusted Purchase Price and (iii) pay all amounts due pursuant to the Side Letter.

(b) As of the date of this Agreement, (i) the Equity Commitment Letters have not been amended or modified (and no such amendment or modification is contemplated), and (ii) commitments set forth in the Equity Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). The Equity Commitment Letters, in the form so delivered to Seller, is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer fully and specifically enforceable against the Sponsor in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Equity Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letters in the form so delivered to the Company. Buyer has no reason to believe that any term or condition to the Equity Financing set forth in the Equity Commitment Letters will not be fully satisfied on a timely basis or that the Equity Financing will not be available to Buyer at the Closing.

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5.6 Funds. Buyer will have sufficient funds at the Closing to pay (a) the Estimated Adjusted Purchase Price payable in respect of shares of Company Stock in the Transactions pursuant to this Agreement, and (b) all fees and expenses of Buyer incurred in connection with the Transactions (including any and all fees and expenses that may be due and payable under Section 13.5). Buyer will have sufficient funds to pay (i) any and all amounts due and payable by Buyer under this Agreement upon determination of the Final Adjusted Purchase Price, if and when such funds become due and payable by Buyer under the terms of this Agreement, and (ii) any and all amounts that become due and payable by Buyer under the Side Letter, if and when such funds become due and payable by Buyer under the terms of the Side Letter.

5.7 Solvency. Neither Buyer nor the Sponsor is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Buyer is Solvent as of the date of this Agreement, and each of Buyer and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to all of the Transactions, including the payment of the Estimated Adjusted Purchase Price, and payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at and immediately after the Closing. In addition Buyer will, after giving effect to the payment of any and all amounts due and payable by Buyer under this Agreement upon determination of the Final Adjusted Purchase Price, if and when such funds become due and payable by Buyer under the terms of this Agreement and any amounts that become due and payable by Buyer under the Side Letter, if and when such funds become due and payable by Buyer under the terms of the Side Letter, be solvent at the time of such payments. As used in this Section 5.7, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Buyer and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Buyer and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Buyer has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.7, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

5.8 Interest in Competitors. Buyer and Sponsor do not own any interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Buyer or Sponsor under the HSR Act, in any Person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business.

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5.9 WARN Act. Neither Buyer nor any of its Affiliates is planning nor contemplating, and neither Buyer nor any of its Affiliates has made nor taken, any decisions or actions concerning the employees of the Company and its Subsidiaries to be effective after the Closing that would require the service of notice by the Company or any of its Subsidiaries prior to the Closing under the WARN Act or other similar Laws. To the extent any notice obligations arise either prior to or after the Closing under the WARN Act or similar Laws, Buyer shall retain responsibility for providing such notice, and all liabilities associated with the failure to provide such notice.

5.10 Brokers and Finders. Buyer has not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Buyer or the Company (which, for purposes of clarity, will not be paid by Seller or factored into any adjustments to the Estimated Adjusted Purchase Price or the Final Adjusted Purchase Price contemplated by this Agreement).

5.11 Acknowledgement of Disclaimer of Other Representations and Warranties. Buyer acknowledges (for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Buyer and its Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Buyer and its Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the Transactions, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Buyer acknowledges and agrees (for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties expressly set forth in the Transaction Agreements, (i) none of Seller, the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement and the Transactions, and neither Buyer nor any of its Affiliates or Representatives is relying on any representation or warranty except for those expressly set forth in the Transaction Agreements, (ii) no Person has been authorized by Seller, the Company or any of its Subsidiaries to make any representation or warranty relating to Seller, the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates and Representatives as having been authorized by Seller, the Company or any of its Subsidiaries (or any other Person), and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by Seller in connection with the Transactions or in connection with presentations by Seller’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in the Transaction Agreements. Buyer acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Buyer and its Affiliates and Representatives have relied on the results of their own independent investigation.

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ARTICLE 6

INTERIM CONDUCT OF COMPANY BUSINESS

6.1 Conduct of Company Business. Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing (which consent will not be unreasonably withheld, delayed or conditioned), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall cause the Company and its Subsidiaries and, to the extent relating to the Business, Seller and its other Subsidiaries, to operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to the extent not inconsistent with such business, use commercially reasonable efforts to preserve intact its present business organizations, maintain insurance reasonably comparable to that in effect on the date of the Company Balance Sheet, maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Company Balance Sheet and the Company Financial Statements, keep available the services of its present officers and key employees, preserve its current relationships with its key customers, suppliers, distributors, licensors, licensees and others having business dealings with it in the ordinary course, and maintain at all times the Restricted Amount in the Company and its Subsidiaries.

6.2 Restrictions on Company Business. Except as expressly contemplated by this Agreement, as set forth in Section 6.2 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing (which consent will not be unreasonably withheld, delayed or conditioned), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall ensure that the Company and its Subsidiaries and, to the extent relating to the Business, Seller and its other Subsidiaries, do not:

(a) other than in the ordinary course of business consistent with past practice, enter into any Contract that would be required to be disclosed in Section 4.13 of the Seller Disclosure Schedule had it been entered into prior to the date hereof;

(b) enter into any Contract restricting in any material respect the conduct of the Business;

(c) cause or permit any amendments to the Company Organizational Documents or other equivalent organizational documents of any of its Subsidiaries, or issue or agree to issue any capital stock or any rights or options to acquire, or securities convertible into or exchangeable for, any of the capital stock of the Company and its Subsidiaries;

(d) redeem, purchase or otherwise acquire directly or indirectly any of the issued and outstanding capital stock of the Company and its Subsidiaries, or any outstanding rights or securities exercisable or exchangeable for or convertible into the capital stock of the Company and its Subsidiaries or make any distribution with respect to the capital stock of the Company and its Subsidiaries;

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(e) declare, set aside, or make any payment or distribution of cash or other property to any of its equityholders with respect to such equityholder’s equity securities (including any warrants, options or other rights to acquire its equity);

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s businesses;

(g) other than in the ordinary course of business, directly or indirectly engage in any transaction, arrangement or contract with any officer, director, stockholder or other insider or Affiliate of the Company;

(h) other than in the ordinary course of business consistent with past practice and other than with respect to Intellectual Property, sell, lease, license, transfer or otherwise dispose of or encumber any of its properties or assets, including the sale of any accounts receivable of the Company or its Subsidiaries or grant or otherwise create or consent to the creation of any Lien, easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof;

(i) sell, transfer or otherwise dispose of any Company Intellectual Property, or lease, license, or otherwise distribute any such Intellectual Property of any other than in the ordinary course of business consistent with past practice, or grant or otherwise create or consent to the creation of any Lien, easement, covenant, restriction, assessment or charge affecting any such Company Intellectual Property or any part thereof;

(j) other than in the ordinary course of business consistent with past practices incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(k) grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(l) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of material Taxes, settle any claim or assessment relating to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes, or file or amend any income or other material Tax Return unless such Tax Return or amended Tax Return has been provided to Buyer for review within a reasonable period prior to the due date for filing and Buyer has consented to such filing, which consent shall not be unreasonably withheld, delayed or conditioned;

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(m) engage in any purchase or sale of any interest in real property, grant any Lien in any real property, agree to lease, sublease, license or otherwise occupy any real property or amend, modify, extend, renew, assign, sublet or terminate any Lease (other than the SpectraLink Leases);

(n) grant any severance, change-in-control, termination pay or similar pay benefits (in cash or otherwise) to any Business Employee, including any officer, except payments consistent with past business practices or as required under the terms of any pre-existing employment agreement or arrangement;

(o) adopt or amend any Employee Benefit Plan (including any International Company Employee Plan), enter into any employee agreement, agree to pay any special bonus or special remuneration to any Business Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Business Employee, except consistent with past business practices or as required under applicable Law or the terms of any pre-existing employment agreement or arrangement;

(p) implemented any facility closing or other layoff of any Business Employees that could implicate the WARN Act;

(q) make any material changes to the working conditions of the Automatic Transfer Employees that have not either been announced or agreed to under a collectively bargained agreement;

(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(s) disclose any Confidential Information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business in circumstances in which reasonable confidentiality restrictions have been imposed), or abandon or permit to lapse any Company Intellectual Property (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Subsidiaries, including a failure by Seller or any of its Subsidiaries to pay any required registration or maintenance fees));

(t) take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(u) delay or postpone the payment of any accounts payable, accounts receivable, commissions or Liabilities, or agree or negotiate with any party to accelerate the collection of or discount any accounts or notes receivable, or extend the payment date of any accounts payable, commissions or Liabilities;

(v) make any capital expenditures or commitments therefor that would be payable on or after the Closing in excess of $200,000;

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(w) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods;

(x) abstain from making any payments on material Taxes, principal or interest on borrowed funds, or other customary expenses of the Company and its Subsidiaries as they become due;

(y) (i) covenant not to assert against any Person, in the Field of Use, any of the Seller Licensed Rights or (ii) grant to any Person a license to or under, in the Field of Use, any of the Seller Licensed Rights, in each case other than pursuant to Patent Cross Licenses, where “Patent Cross-Licenses” means any written agreement between Seller and a third Person pursuant to which Seller grants to such third Person a license (or covenant not to assert or similar immunity) under all or substantially all of its Patents and/or Patents issued in a defined time period, in a defined field that is substantially broader than the Field of Use, and in exchange for which such third party grants to Seller a Patent license (or covenant not to assert or similar immunity) under all or substantially all of its Patents and/or Patents issued in a defined time period, in a defined field that is broader than the Field of Use, which such licenses are non-exclusive; or

(z) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a) through Section 6.2(y), inclusive.

6.3 No Interim Control. Buyer acknowledges and agrees that (a) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Closing, (b) prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and its Subsidiaries, and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 6.1 or Section 6.2 if and to the extent that the requirement of such consent would violate any applicable Law.

ARTICLE 7

COVENANTS OF PARTIES

7.1 Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by (a) taking all actions reasonably necessary to cause the conditions precedent set forth in Section 3.3 to be satisfied as soon as practicable after the date hereof, and (b) preparing, executing and delivering any additional certificates and other instruments that are necessary to consummate the Transactions and to fully carry out the purpose and intent of this Agreement and the other Transaction Agreements.

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7.2 Regulatory Filings.

(a) As soon as practicable (and in any event within ten (10) Business Days) following the date hereof, each of Buyer and Seller shall make any initial filings required under the HSR Act and any other applicable Antitrust Laws in connection with the Transactions. To the extent permitted by applicable Law, each of Buyer and Seller shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of Buyer and Seller shall take all actions necessary or appropriate to cause the expiration of the notice periods under the HSR Act and any other applicable Antitrust Laws in respect of the Transactions as promptly as possible after the date hereof (including by requesting the “early termination” of the waiting period under the HSR Act and, if applicable, by requesting a similar accelerated review of the Transactions under any other applicable Antitrust Laws), and to obtain any and all Governmental Approvals that are necessary or appropriate to consummate the Transactions in accordance with the terms and conditions set forth herein as soon as practicable following the date hereof. Buyer and Seller shall each pay 50% of all filing fees in connection with all filings of the Parties under the HSR Act or any other applicable Antitrust Law with respect to the Transactions.

(b) Schedule 7.2(b) is incorporated herein by reference.

7.3 Contracts. Schedule 7.3 is incorporated herein by reference.

7.4 Financing.

(a) Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) satisfying on a timely basis all conditions applicable to Buyer in such Equity Commitment Letters that are within its control, if any, (iii) enforcing its rights under the Equity Commitment Letters, including through the initiation of legal proceedings against the Sponsor if and to the extent necessary to obtain the Equity Financing contemplated thereby, and (iv) consummating the Equity Financing at or prior to Closing (or following the Closing to the extent that potions of the Equity Financing relate to post-Closing payment obligations of Buyer under this Agreement or the Side Letter). Buyer shall keep Seller fully and promptly apprised as to the status of, and any material developments relating to, the Equity Financing.

(b) Prior to the Closing, Seller shall, shall cause its relevant Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of Seller and its relevant Subsidiaries to, provide to Buyer any cooperation reasonably requested by Buyer in connection with the arrangement of any debt financing for the Transaction; provided, however, that (i) no obligation of Seller or any of its Subsidiaries under such credit or other agreement shall be effective until Closing, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Seller or its Subsidiaries, and (iii) neither Seller nor its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to any such debt financing prior to the Closing; provided further, that debt

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financing is not a condition to Closing. Upon request by Seller, Buyer shall promptly reimburse Seller, the Company or its Subsidiaries, as the case may be, for all reasonable and documented out-of-pocket costs incurred by Seller, the Company or any of the Subsidiaries of the Company in connection with the foregoing cooperation and shall indemnify and hold harmless Seller, the Company and the Subsidiaries of the Company, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any debt financing for the Transaction and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses resulted from or arose out of the willful misconduct of the Company or any of its Subsidiaries.

7.5 Access to Information. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as otherwise prohibited by applicable Law (it being understood and agreed that the Parties shall use their commercially reasonable efforts to cause any information that is withheld pursuant to applicable Law to be provided or made available in a manner that is not prohibited by applicable Law), Seller shall afford Buyer and its accountants, counsel and other representatives, reasonable access during the Company’s normal business hours to (a) all of the assets, properties, books, Contracts, commitments and records of the Business (but only to the extent applicable to the Business), Company and its Subsidiaries, and (b) all other information concerning the business, properties and employees (subject to restrictions imposed by applicable Law) of the Business (but only to the extent applicable to the Business), the Company and its Subsidiaries as Buyer may reasonably request.

7.6 Notification of Certain Matters.

(a) Seller shall promptly notify Buyer of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of Seller set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

(b) Seller shall deliver monthly unaudited consolidated balance sheets, unaudited consolidated statements of income and statements of capital expenditures of the Company and its Subsidiaries within twenty (20) days after each month-end during the period between execution of this Agreement and the Closing Date.

(c) Buyer shall promptly notify Seller of (i) the occurrence or non-occurrence of any event that would cause any representation or warranty of Buyer set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

(d) The delivery of any notice pursuant to this Section 7.6 shall not be deemed to affect or modify, amend or supplement any representation or warranty set forth herein the Seller Disclosure Schedule, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof.

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7.7 Confidentiality.

(a) Buyer and Seller acknowledge and agree that the existence of this Agreement (including the Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Proprietary Information” under and within the meaning of the Confidentiality Agreement, dated as of November 8, 2011 by and between Seller and Sun Capital Partners Group V, LLC (the “Confidentiality Agreement”).

(b) For a period of three (3) years after the Closing (and, with respect to the Transferred Common Code and the terms and conditions of this Agreement, at all times after the Closing), unless required by Law or Order to disclose any Business Confidential Information or as explicitly permitted by Section 7.9, Seller agrees not to use or disclose at any time (and shall cause each of its Subsidiaries and controlled Affiliates not to use or disclose at any time) any Business Confidential Information. In the event Seller or any of its controlled Affiliates are required by Law or Order to disclose any Business Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller and its controlled Affiliates shall cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Business Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to the business, products, financial condition, services, or research or development of the Business, the Company and its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, the Company and its Subsidiaries’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property. Notwithstanding the foregoing, “Business Confidential Information” does not include (a) information that was or has become generally available to the public other than as a result of disclosure by Seller or its Affiliates (other than the Company and its Subsidiaries after the Closing) after the date hereof, or (b) information that is independently developed by Seller or its Affiliates or Subsidiaries (other than by or on behalf of the Business or the Company and its Subsidiaries prior to the Closing) without the use of Buyer’s or its Affiliates’ or the Company and its Subsidiaries’ Business Confidential Information. Notwithstanding the foregoing provisions of this Section 7.7(b), but subject to Section 10.1, Seller will have the right to use and exploit Residuals without limitation, where “Residuals” shall mean, with respect to Business

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Confidential Information, information in non-tangible form retained in the unaided memory of an individual to whom such Business Confidential Information has been disclosed. The foregoing shall not, however, operate to grant Seller any rights under any Patents or Copyrights of the Company. Further, nothing in this Section 7.7(b) is intended to prevent Seller from exercising any of its rights under the License Agreement or fulfilling its obligations under the Transition Services Agreement, provided that Seller protects the confidentiality of Business Confidential Information as required by this Section 7.7(b) and complies with Section 10.1.

7.8 Exclusivity. Seller shall not, and shall cause its Subsidiaries and its and their respective Affiliates, representatives, officers, employees, directors and agents not to, directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the Transactions) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization of the Business or the Company or any of its Subsidiaries, (ii) merger or consolidation involving the Company or any of its Subsidiaries, (iii) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Business, the Company or any of its Subsidiaries (other than the purchase and sale of inventory and capital equipment in the ordinary course of business), or (iv) similar transaction or business combination involving the Business, the Company or any of its Subsidiaries, or any of their respective assets (each of the foregoing transactions described in clauses (i) through (iv), a “Company Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. Seller agrees to notify Buyer promptly (and in any event within 24 hours) if any Person makes any proposal, offer, inquiry or indication of interest with respect to a Company Transaction. Notwithstanding the foregoing or anything to the contrary set forth herein, nothing contained in this Section 7.8 or elsewhere in this Agreement shall in any way limit, restrict, impair or otherwise restrain Seller or any of its Affiliates (other than the Company and its Subsidiaries) from taking any action whatsoever in respect of Seller and such Affiliates or their respective businesses, operations, properties, assets or rights.

7.9 Public Statements. Except as required by Law, prior to the Closing and for a period of three months after the Closing, neither Buyer nor Seller shall, without the prior written consent of the other, directly or indirectly make or issue any statement or other communication to the public or any third party regarding the subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor, or any disputes or arbitration proceedings hereunder or thereunder. At the Closing, Buyer and Seller shall issue a mutually agreed joint press release. After the three-month anniversary of the Closing, except as required by Law, Buyer and Seller may issue any releases of information without the consent of the other Party, provided that no economic terms of the transaction are publicly disclosed. Notwithstanding the foregoing, the Parties agree and acknowledge that Buyer shall file this Agreement and disclose the divestiture of the Business in its periodic reports filed with the Securities and Exchange Commission.

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7.10 Affiliated Transactions. To the extent that there are any ownership interests, Contracts or rights or obligations of the nature described in Section 4.25 or any intercompany agreements between Seller and its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand (each, an “Affiliated Transaction”), the Parties acknowledge and agree that each Affiliated Transaction shall automatically terminate as of the Closing, with no further Liability of the Company and its Affiliates in connection therewith. Seller shall not, and shall cause its Affiliates not to, take any action which is inconsistent with the foregoing, and, if any Affiliated Transaction cannot be automatically terminated, Seller shall take such actions as may be necessary to effectuate such termination. Any Losses arising from, or costs incurred or required to effectuate, this Section 7.10 shall be paid by Seller.

7.11 Further Assurances. Schedule 7.11 is incorporated herein by reference.

7.12 Insurance.

(a) For six years after the Closing, to the extent permitted under applicable Law and the insurance policies of Seller and to the extent commercially reasonable, Seller will continue to include the Company and its Subsidiaries (with respect to pre-Closing periods) in any directors and officers, employee practices liability and fiduciary policies and programs that Seller and its Subsidiaries hold for the benefit of Seller and its Subsidiaries (the “D&O Policy”) and will allow Buyer to access the D&O Policy for any relevant claims arising with respect to the pre-Closing period relating to the pre-Closing directors and officers of the Company and its Subsidiaries.

(b) Following the Closing, to the extent permitted under applicable Law and the insurance policies of Seller covering liabilities of the Business, at Buyer’s request, Seller shall use commercially reasonable efforts to make claims on behalf of the Company and/or one or more of its Subsidiaries under the insurance policies of Seller (or any of its Subsidiaries) covering liabilities of the Business, in each case solely for liabilities arising and/or matters occurring prior to the Closing; provided, however, that, other than with respect to the D&O Policy (which shall be treated as set forth above), Seller shall not be required by this Section 7.12 or any other term or provision of this Agreement to maintain any insurance policies or coverage following the Closing. Buyer shall, or shall cause the Company or one of its Subsidiaries to, promptly reimburse Seller and its Subsidiaries for all out-of-pocket costs and expenses (other than premiums or retentions) incurred by Seller or any of its Subsidiaries as a result of the fulfillment of its obligations under this Section 7.12. If and to the extent that Seller or any of its Subsidiaries receives any insurance payment in respect of a claim under an insurance policy covering liabilities of the Business, Seller and/or its Subsidiaries (as applicable) shall promptly remit such payment to the Company, subject to the offset for any theretofore unpaid out-of-pocket costs and expenses (other than premiums or retentions) incurred by Seller or any of its Subsidiaries as a result of the fulfillment of its obligations under this Section 7.12 payable by Buyer pursuant to the immediately preceding sentence.

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ARTICLE 8

EMPLOYEE MATTERS

8.1 Automatic Transfer Employees.

(a) Except as otherwise set forth in this Agreement, effective as of the Closing, all rights, powers and Liabilities of Seller and its Subsidiaries (other than the Company and its Subsidiaries) to, or in respect of, any Automatic Transfer Employee (including the rights, powers and Liabilities under, in connection with or arising from a Contract of employment or employment relationship between an Automatic Transfer Employee and Seller or any of its Subsidiaries (including the Company and its Subsidiaries)) in force and effect immediately prior to the Closing shall remain with, or be transferred by operation of law to, Buyer or one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries).

(b) Buyer shall comply (or cause its Subsidiaries (including for this purpose, the Company and its Subsidiaries) to comply) with all applicable provisions of the Transfer Regulations and other similar country-specific legal standards or applicable Laws in respect of all Automatic Transfer Employees. In furtherance and not in limitation of the preceding sentence, Seller and Buyer shall (and shall cause their respective Subsidiaries to, as applicable) comply with all required obligations under the applicable Transfer Regulations and other similar country-specific legal standards or applicable Laws to notify and/or consult with Automatic Transfer Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such reasonable information to the other Party as is required by that Party to comply with its notification and/or consultation obligations under any and all such legal standards and Laws. Seller and Buyer shall indemnify each other (and their respective Subsidiaries) from and against any and all Liabilities resulting from or arising out of any failure of the other Party to notify and/or consult, or to provide such information in a timely manner, in accordance with the foregoing legal standards and Laws.

(c) Except as required by applicable Law or the terms of the Transition Services Agreement, from and after the Closing, the Automatic Transfer Employees shall cease to participate in and/or accrue further rights or benefits under any Employee Benefit Plans other than the Assumed Benefit Plans (collectively, the “Seller Benefit Plans”). After the Closing, Seller and/or its Subsidiaries (other than the Company and its Subsidiaries) shall be solely responsible for and will indemnify Buyer, the Company and its Subsidiaries from and against, any Liabilities under any Seller Benefit Plan except as set forth in the Transition Services Agreement (and, for the avoidance of doubt, except as set forth in Section 8.3).

(d) Danish Employees. Under the Danish Act on Transfers of Undertakings implementing the Transfer Regulations, the sale of the Company Stock will not entail that the Danish Employees are automatically transferred to Buyer or any of its Subsidiaries (including for this purpose, the Company or any of its Subsidiaries). Instead as per operation of Danish law, the Danish Employees will remain employed by the Danish Subsidiary, Polycom Denmark ApS.

8.2 Offered Employees.

(a) Prior to the Closing, Buyer shall, or shall cause one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) to, offer employment to each Offered Employee other than any Leave Employee, in each case effective as of the Closing. Effective as of the Closing, Buyer or one of its Subsidiaries (including for this purpose, the

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Company or one of its Subsidiaries) shall hire and employ each Offered Employee who accepts the offer of employment extended to such Offered Employee pursuant to the preceding sentence. With respect to any Leave Employee that presents himself or herself for active employment within six months following the Closing Date, Buyer shall, or shall cause one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) to, offer employment to each such Leave Employee, and Buyer or one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) shall hire and employ each such Leave Employee who accepts the offer of employment effective as of such employee’s date of acceptance and commencement of active employment with Buyer. The applicable Seller Subsidiary shall use reasonable best efforts to enter into a tripartite agreement or other mutually agreed form of agreement with each of the employees set forth on Schedule 8.2(a) and Polycom (Denmark) ApS to assign and set forth the employment terms as required by law. Seller shall provide all reasonable assistance to Buyer and its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) in connection with the offers of employment and tripartite agreements to the Offered Employees contemplated by the preceding sentences. Seller, the Company and their respective Subsidiaries make no representation or warranty with respect to, and shall not be responsible for, the acceptance rate of employment offers extended to the Offered Employees. Those Offered Employees who accept employment from Buyer or one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) pursuant to the offers of employment made pursuant to this Section 8.2(a) and commence employment with Buyer or one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) as of the Closing (or such later date with respect to the Leave Employees), together with all Automatic Transferred Employees, shall be referred to herein collectively as “Transferred Employees.”

(b) For the period beginning on the Closing and ending six months following the Closing, Buyer shall or shall cause one of its Subsidiaries (including for this purpose, the Company or one of its Subsidiaries) to provide each Transferred Employee with (i) base salary or base wages, that are equal to or greater than the base salary or base wages provided to such Transferred Employee as of the Closing Date and (ii) annual bonus opportunity and other employee benefits (but excluding any equity based compensation, and defined benefit plan benefits) that are reasonably comparable in the aggregate to the annual bonus opportunity and employee benefits provided to such Transferred Employees as of the Closing Date under the Employee Benefit Plans.

(c) Except as required by applicable Law or the terms of the Transition Services Agreement, from and after the Closing, the Transferred Employees shall cease to participate in and/or accrue further rights or benefits under any Seller Benefit Plans. After the Closing, Seller and/or its Subsidiaries (other than the Company and its Subsidiaries) shall be solely responsible for and will indemnify Buyer, the Company and its Subsidiaries from and against, any claims or other Liabilities under any Seller Benefit Plan except as set forth in the Transition Services Agreement (and, for the avoidance of doubt, except as set forth in Section 8.3). For purposes of this paragraph, a “claim” under any health or welfare plan shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto.

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(d) Notwithstanding anything in this ARTICLE 8 to the contrary, Seller and Buyer hereby agree that any Business Employee who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Seller Benefit Plan that is a long-term disability plan unless and until such employee is no longer disabled.

8.3 Buyer Employment-Related Assumed Liabilities. From and after the Closing, Buyer and its Subsidiaries (including for this purpose, the Company and its Subsidiaries) shall be fully liable and responsible for, and shall indemnify and hold harmless Seller and its Subsidiaries (excluding for this purpose, the Company and its Subsidiaries) from and against any and all Liabilities and Losses arising out of, or relating to, the following (collectively referred to herein as “Buyer Employee Liabilities”):

(a) any and all accrued but unused vacation time (including paid time off, flexible time off and sick pay) as of the Closing to which any Transferred Employee is entitled pursuant to the vacation plans and policies of Seller or one of its Subsidiaries, as applicable, as of immediately prior to the Closing, to the extent reflected on the Company Financial Statements;

(b) to the extent any bonus amounts set forth in this Section 8.3(b) are reflected in Closing Net Working Capital, any and all accrued but unpaid bonus plan obligations as of the Closing to which any Transferred Employee is entitled pursuant to the bonus plan and policies of Seller or one of its Subsidiaries as applicable (the “Bonus”), with such Bonus amount to be pro-rated based upon the metrics and goals established by Seller prior to the Closing, with the achievement of such metrics and goals calculated and based upon Seller’s achievement of such metrics and goals for the time period between January 1, 2012 through and including the date of Closing (and provided the Bonus amount will not include any discretionary amount if Seller chooses to pay a discretionary bonus to the bonus plan participants that remain an employee of Seller). Buyer agrees to pay such accrued but unpaid Bonus to the Transferred Employees pursuant to the terms of Seller’s bonus plan and policies, including the timing of any payment; provided, however, that in order to receive the Bonus payment, the Transferred Employee must be employed by Buyer or one of its Subsidiaries on the payment date;

(c) any and all Losses and other Liabilities relating to or arising out of the employment or termination of employment of any Transferred Employee from and after the Closing, including: (i) subject to Section 8.3(a), any and all Liability for vacation or paid time off on termination under applicable Law; (ii) any and all Liability under COBRA or similar applicable Laws incurred by Seller under any applicable Employee Benefit Plan up to any applicable stop-loss insurance coverage if Buyer or one of its Subsidiaries (including for this purpose the Company or one of its Subsidiaries) does not provide health care coverage to the Transferred Employees; or (iii) solely in the event that Buyer does not satisfy the conditions set forth in Section 8.2(b), any and all Liability for pre-Closing or post-Closing severance or termination compensation for any Offered Employee who is offered employment pursuant to Section 8.2(a) but declines to accept such offer of employment. In addition, Buyer, the Company or its Subsidiaries shall be responsible for satisfying obligations under COBRA with respect to any Transferred Employee (and any “qualified beneficiary” of the Transferred Employee within the meaning of COBRA) as to any “qualifying event” which occurs after the Closing Date;

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(d) any and all Losses and other Liabilities relating to or arising out of any employee benefits plans, policies or arrangements of Buyer and its Subsidiaries (including for this purpose, the Company and its Subsidiaries under any Assumed Benefit Plan) after the Closing Date, including for the avoidance of doubt any Liabilities associated with Buyer’s (including the Company’s and its Subsidiaries’) failure to provide benefits or compensation as required pursuant to the Transfer Regulations or other applicable Laws after the Closing Date; and

(e) any and all Losses and other Liabilities relating to or arising out of workers compensation claims of Transferred Employees arising out of conditions with a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) from and after the Closing.

8.4 Seller Employment-Related Retained Liabilities. Provided that Buyer meets its obligations under Section 8.2(b) with respect to the Employee in question, Seller and its Subsidiaries shall indemnify and hold harmless Buyer, the Company and its Subsidiaries from and against all Losses (including, for the avoidance of doubt, any and all employment termination, severance or similar liabilities) arising from or associated with or in connection with (i) a refusal by any Automatic Transfer Employee to the transfer of his employment relationship (ii) any Offered Employee who is offered employment pursuant to Section 8.2(a) but declines to accept such offer of employment and (iii) any individual who is not set forth on Section 4.15(a) of the Seller Disclosure Schedule but subsequent to the Closing Date is determined to be an Automatic Transfer Employee.

8.5 No Third Party Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this ARTICLE 8 or any other provision of this Agreement with respect to Business Employees are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Business Employees, former Business Employees, any participant in any Employee Benefit Plan or International Company Employee Plan or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with Seller, Buyer or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements; provided, however, that the Parties acknowledge and agree that the provisions herein in ARTICLE 8 do not supersede the rights, under the Transfer Regulations, of any Automatic Transfer Employee.

ARTICLE 9

TAX MATTERS

Schedule 9 is incorporated herein by reference.

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ARTICLE 10

NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

10.1 Non-Competition.

(a) For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Competing Business” shall mean the design, development, manufacture, marketing, distribution and sale to enterprises of:

(A) mobile personal handheld devices primarily designed or marketed for voice communication and data communication (i) on-site at a particular enterprise location (or offsite with respect to any such location) through wireless local area network (WLAN) networks that are based on an Institute of Electrical and Electronics Engineers (IEEE) 802.11 standard, DECT or other local area wireless network communication systems (collectively, “Competing Business WiFi Networks”) and (ii) outside such Competing Business WiFi Networks through one or more call servers (such as PBX) located either on premise or hosted by a service provider, that communicate with such Competing Business WiFi Network (“Competing Business Devices”);

(B) wired or wireless servers, base stations, master control units (associated with the SpectraLink business unit(s) as generally known as of the Closing Date), gateways and repeaters designed specifically for and dedicated to operation with any such Competing Business Devices within a Competing Business WiFi Network (“Competing Business Infrastructure”);

(C) modules for third party endpoint devices other than phones (e.g., fire alarms) that are designed specifically for and dedicated to operation with DECT Competing Business Infrastructure and that do not themselves communicate outside of the DECT network communication system, and associated modules for DECT Competing Business Infrastructure (“Competing Business DECT Modules”);

(D) accessories designed specifically for and dedicated to use with such Competing Business Devices, Competing Business Infrastructure and/or Competing Business DECT Modules (including cases, clips, batteries, headsets, speakerphone docks and chargers) (“Competing Business Accessories”) (and not, for the avoidance of doubt, accessories that are useable with Competing Business Devices, Competing Business Infrastructure and/or Competing Business DECT Modules but are not designed specifically for and dedicated for use with Competing Business Devices, Competing Business Infrastructure and/or Competing Business DECT Modules);and

(E) services with respect to such Competing Business Devices, Competing Business Infrastructure, Competing Business DECT Modules and/or Competing Business Accessories (including warranty, repair, training, maintenance, surveys, design and installation).

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Notwithstanding anything to the contrary in the foregoing, Competing Business shall not include in any event the design, development, manufacture, marketing, distribution or sale of: (i) wired telephones, (ii) any other wireless telephones not specifically described in (a) above, such as, without limitation, 3G or 4G wireless telephones, (iii) wired or wireless video communications products or services (e.g., videoconferencing systems), (iv) software for general purpose mobile devices (e.g., apps for iPhones), general purpose hardware (e.g., tablet computers), or software for general purpose hardware (e.g., software for iPads), or (v) wired or wireless devices used as conferencing hubs (including dongles connected to such hubs whether wired or wireless) other than Competing Business Devices or Competing Business Accessories as defined above that include a microphone and loudspeaker.

(ii) “Competing Territory” shall mean worldwide.

(b) Seller hereby acknowledges that it is familiar with the Company’s Trade Secrets and with other Confidential Information. Seller acknowledges and agrees that the Company would be irreparably damaged if it were to provide services to or otherwise participate in a Competing Business and that any such competition by Seller (or its Subsidiaries or Affiliates) would result in a significant loss of goodwill by the Company. Seller further acknowledges and agrees that the covenants and agreements set forth in this ARTICLE 10 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 10.1. Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Company sold by Seller that, except with the prior written consent of Buyer, at all times until the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly, engage in, conduct, manage, operate, own, control, participate in the management of (whether as an officer, director, employee, partner, agent representative or otherwise) or consult with a Competing Business in the Competing Territory or any portion thereof. Seller acknowledges that the Company’s business has been conducted or is presently proposed to be conducted throughout the Competing Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by Seller pursuant to this Agreement.

(c) In the event that (i) a third party shall acquire Seller by means of any business combination (including an asset purchase, merger, stock purchase or consolidation) or (ii) Seller shall effect any merger, consolidation or other business combination with any third party pursuant to which the stockholders of Seller immediately prior to consummation of such transaction own less than a majority of the outstanding common stock of the resulting or surviving entity (or the parent thereof), the provisions of this ARTICLE 10 shall continue to apply solely to Seller and its Subsidiaries and controlled Affiliates, and not to the third party referenced in clause (i) or (ii) of the immediately preceding, as applicable (a “Seller Acquiror”) or any of its Affiliates (other than Seller and its Subsidiaries and controlled Affiliates).

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10.2 Non-Solicitation.

(a) Seller agrees that, for a period of eighteen (18) months from the Closing Date, it shall not (and shall cause its Subsidiaries not to) directly, or indirectly through another Person, (a) induce or attempt to induce to leave employment, or hire any employee of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, or (ii) hire any person who was an employee of the Company or its Subsidiaries at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 10.2(a) that any such hiring within such six-month period is in violation of clause (i) above), and (iii) for so long as Seller has continuing obligations under Section 10.1, call on, solicit or service any customer, supplier, licensee, licensor or other third party with a business relationship with the Company or any of its Subsidiaries (including any Person that was a customer, supplier or other third party with a potential business relationship with the Company or any of its Subsidiaries at any time during the twelve (12)-month period immediately prior to such call, solicit or service) with the intent to induce or attempt to induce such Person to cease doing business with the Company or its Subsidiaries, or in any way interfere with the business relationship between any such customer, supplier, licensee or other third party and the Company or any of its Subsidiaries (including making any negative statements or communications about the Company or its Subsidiaries) in a manner harmful to the Company or any of its Subsidiaries.

(b) Buyer agrees that, for a period of eighteen (18) months following the Closing Date, it shall not (and shall cause its Affiliates and Subsidiaries not to) directly, or indirectly through another Person, induce or attempt to induce to leave employment, or hire any employee who at the time of the proposed hire is an employee of Seller (or its Subsidiaries) working at Seller’s Westminster, Colorado location or had been an employee of Seller or its Subsidiaries at Seller’s Westminster, Colorado location at any time during the three (3) month period prior to the proposed hiring date, or in any way interfere with the relationship between Seller or its Subsidiaries and any such employee thereof; provided, however, that Buyer shall not be precluded or otherwise restricted from hiring or employing, or from having employment or hiring discussions with, any such person (i) who contacts Buyer or its Subsidiaries without any solicitation by Buyer or its Subsidiaries or (ii) who responds to a general solicitation for employment placed by Buyer or its Subsidiaries or their respective agents in newspapers, trade journals, the Internet, through recruiters or by any similar media; and provided further that no such general solicitation shall constitute a breach of this Agreement. For purposes of clarification, such prohibition on Buyer shall not apply to the inducement or hiring of any Transferred Employees.

10.3 Non-Disparagement. Each Party agrees that it shall not (and shall cause its Affiliates and Subsidiaries not to), except done in good faith in any claim, suit, action or proceeding against the other Party, (a) make any negative statement or communication regarding the other Party or the other Party’s Subsidiaries or employees with the intent to harm such other Party, or (b) make any derogatory or disparaging statement or communication regarding the other Party or the other Party’s Subsidiaries or employees. Nothing in this Section 10.3 shall limit a Party’s or its Affiliates’ ability to make true and accurate statements or communications

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in connection with any disclosure such Party or its Affiliates reasonably believe is required pursuant to applicable Law or Order. Each Party understands that the other Party’s obligations under this paragraph extend only to such Party’s current executive officers and members of its Board of Directors and public relations employees and only for so long as each officer or member is an employee or director of such Party.

10.4 Severability. If, at the time of enforcement of the covenants contained in Section 7.7 and this ARTICLE 10 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s Business and the substantial investment in the Company made by Buyer hereunder. Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by Seller of the Shares and the goodwill of the Company’s business pursuant to this Agreement and not directly or indirectly in connection with Seller’s employment or other relationship with the Company.

10.5 OEM Agreement. Buyer agrees that, during the year following the Closing Date, upon Seller’s request, it shall negotiate in good faith with Seller for a period of at least fourteen (14) days to enter into an agreement pursuant to which Seller will have the right to purchase products and/or services from Buyer as an OEM.

ARTICLE 11

PRE-CLOSING TERMINATION

11.1 Pre-Closing Termination. Subject to the terms of Section 11.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on November 10, 2012; provided, however, that on the date which is September 10, 2012, Buyer shall have the right to terminate this Agreement by providing written notice to Seller; provided further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Buyer or Seller, if:

(i) a Governmental Authority shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

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(ii) a Governmental Authority shall have issued an Order prohibiting the Transactions that has become final and nonappealable;

(d) by Buyer (provided that Buyer is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.3(b) would not be satisfied at the Closing and such breach has not been cured within thirty (30) Business Days after written notice thereof to Seller; or

(e) by Seller (provided that Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.3(c) would not be satisfied at the Closing and such breach has not been cured within thirty (30) Business Days after written notice thereof to Buyer.

11.2 Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with the terms of this Section 11.2, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of Buyer, Seller or their respective Affiliates or Representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from or arising out of any willful and intentional breach of such Party’s representations, warranties, covenants or agreements set forth herein or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; and provided further that the provisions of Section 7.7 (Confidentiality), Section 7.9 (Public Statements), this Section 11.2 and ARTICLE 13 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 11.1.

ARTICLE 12

POST-CLOSING INDEMNIFICATION

12.1 Survival of Representations and Warranties. If the Transactions are consummated, the representations and warranties of Seller and Buyer set forth in this Agreement shall expire at the Closing, except for the Fundamental Reps and the Sufficiency Rep, which shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the three year anniversary of the Closing Date (the “Survival Period”). In the event that any Indemnified Party shall deliver a Claim Certificate to an Indemnifying Party setting forth a claim for indemnification under this ARTICLE 12 in respect of a breach of a representation or warranty of a Party set forth in this Agreement prior to the expiration of the Survival Period, then such representation or warranty shall continue in full force and effect solely with respect to such claim until the final resolution thereof.

12.2 Indemnification.

(a) Subject to the limitations set forth in this ARTICLE 12, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Buyer or any of its Subsidiaries, and their respective agents and other representatives

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(collectively, the “Buyer Indemnified Parties”), from and against any and all damages, losses, liabilities, costs or other expenses (including reasonable attorneys’ fees and expenses) actually paid, sustained or incurred by any Buyer Indemnified Parties (collectively, “Losses”) in connection with, relating to, or as a result of:

(i) any Retained Liabilities;

(ii) any breach of (A) the Fundamental Reps or (B) the Sufficiency Rep made by Seller or the Company in this Agreement;

(iii) any non-fulfillment or breach of any covenant or other agreement of Seller or (with respect to pre-Closing periods) the Company under this Agreement or any of the Schedules and Exhibits attached hereto (other than Exhibit A (License Agreement) and Exhibit B (Transition Services Agreement), breaches of which will each be addressed under the respective terms of the License Agreement and the Transition Services Agreement);

(iv) any Closing Indebtedness and any Losses related to removing any Liens (other than Permitted Liens) on the assets, properties, titles or interests of the Company and its Subsidiaries that are not taken into account in the Final Adjusted Purchase Price; and

(v) any Transaction Expenses of the Company that are unpaid or outstanding as of the Closing and not taken into account in the Final Adjusted Purchase Price.

(b) Subject to the limitations set forth in this ARTICLE 12, from and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Seller or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Losses actually paid, sustained, suffered or incurred by any Seller Indemnified Parties as a result of any Assumed Liabilities.

(c) Except in the event of fraud, from and after Closing, the rights of Buyer and Seller to indemnification under this Agreement shall be the exclusive remedies of the Parties with respect to any matter in any way relating to, or arising out of, this Agreement or the Transactions. Except in the event of fraud or as expressly provided in this Agreement, no Party or its Affiliates shall be entitled to bring or maintain any action against the other Party or its Affiliates or Representatives, and no recourse shall be brought or granted against any Party or its Affiliates or Representatives, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of Seller or Buyer set forth or contained in this Agreement, the Seller Closing Certificate or the Buyer Closing Certificate. Notwithstanding the foregoing, the limitations set forth in this Section 12.2(c) shall not apply to any actions to specifically enforce the covenants in this Agreement.

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12.3 Limitations on Indemnification.

(a) Except for claims arising out of fraud, notwithstanding anything to the contrary set forth in this Agreement, no Buyer Indemnified Party shall be entitled to indemnification under Section 12.2(a)(ii) for any Indemnification Claims made after the expiration of the Survival Period. Notwithstanding anything to the contrary set forth in this Agreement, if the Transaction is consummated, each of the Parties acknowledge and agree (on behalf of itself and all Buyer Indemnified Parties and Seller Indemnified Parties, as applicable) that all applicable statutes of limitations or other claims periods with respect to claims under Section 12.2(a)(ii) shall be shortened to the Survival Period.

(b) Except for claims arising out of fraud, notwithstanding anything to the contrary set forth in this Agreement:

(i) the maximum aggregate amount of Losses for which the Buyer Indemnified Parties, as a group, shall be entitled to indemnification for breach of the Sufficiency Rep pursuant to Section 12.2(a)(ii)(B) shall be limited to an amount equal to fifty percent (50%) of the Final Adjusted Purchase Price; and

(ii) the maximum aggregate amount of Losses for which the Buyer Indemnified Parties, as a group, shall be entitled to indemnification pursuant to Section 12.2(a)(ii) and Section 12.2(a)(iii), collectively, shall be limited to the Final Adjusted Purchase Price; and

(iii) any damages recovered by Buyer or the Company for breach of Seller’s obligations under the License Agreement or the Transition Services Agreement shall be included as Losses hereunder for the purposes of the limitations set forth in Section 12.3(b)(ii).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the amount of Losses for which indemnification is available under this Agreement (including ARTICLE 9 and this ARTICLE 12) shall be reduced by the amount of any funds (net of costs and expenses, including deductibles and increases in premiums, incurred in recovering such funds) received by an Indemnified Party from any Person other than an Indemnifying Party, including any third party insurance recoveries received from third party insurers and any Tax benefits realized by an Indemnifying Party as a result of the payment or incurrence of such Losses in the taxable year in which such Loss occurs, the next succeeding taxable year or any prior year.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Losses for which indemnification is available under this Agreement (including ARTICLE 9 and this ARTICLE 12) shall not include, and no Indemnified Party may bring or recover any indemnification claims arising out of, any special, punitive or exemplary damages unless and solely to the extent that such Losses are payable (and actually paid) by an Indemnified Party to a third Person.

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(e) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be entitled to recover for any Losses pursuant to Section 12.2(a)(ii) related to breach of the Sufficiency Rep if, and solely to the extent that, Seller mitigates such Losses suffered or incurred by Buyer as a result of such breach by transferring the assets subject to the breach of the Sufficiency Rep to Buyer or its designees promptly, and in any event within ten (10) days, after receiving notice of such breach or, if additional time is necessary to transfer such assets, by making services or other assets available to Buyer pursuant to the Transition Services Agreement free of charge in a manner that reasonably mitigates the breach until such assets are transferred to Buyer or its designees.

(f) Notwithstanding anything to the contrary set forth in this Agreement, in the event that a single set (or series of related) facts and circumstances entitles one or more of the Buyer Indemnified Parties to indemnification under more than one section or subsection of Section 12.2(a), the Buyer Indemnified Parties, as a group, shall be entitled to recover the Losses arising out of that set (or series of related) facts and circumstances only once under this Agreement.

(g) Notwithstanding anything to the contrary set forth in this Agreement, no Buyer Indemnified Party shall be entitled to bring any claims for Losses under this Agreement, including Section 12.2(a)(ii), to the extent that (i) an actual adjustment to the Unadjusted Purchase Price contemplated by Section 2.1(b) – 2.1(h), inclusive, is made in respect of such Losses, or (ii) the matter forming the basis of a Loss paid, sustained or incurred is set forth in a Dispute Statement and is resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.1(b) – 2.1(h). By way of example and for the avoidance of doubt, the Buyer Indemnified Parties shall not be entitled to indemnification under Section 12.2(a)(ii) arising out of a breach of a Fundamental Rep or the Sufficiency Rep if (A) the basis for such indemnification claim relates to any item included in Net Working Capital and the Final Adjusted Purchase Price reflects the full amount of such claim, or (B) the matter forming the basis of a Loss paid, sustained or incurred is set forth in a Dispute Statement and is resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.1(b) – 2.1(h), in the case of this clause (B), whether or not included in the Final Adjusted Purchase Price.

12.4 Indemnification Claims.

(a) If an Indemnified Party is of the opinion that it has or may have a right to indemnification under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the Survival Period (if applicable): (i) stating that such Indemnified Party has directly or indirectly paid, sustained, suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly pay, sustain, suffer or incur any Losses, for which it is entitled to indemnification under this Agreement; (ii) specifying in reasonable detail (to the extent available) the individual items of Losses included in the amount so stated (and the method of computation of each such item of Losses, if applicable), the date each such item of Losses was paid, sustained, suffered or incurred, or the basis for such reasonably anticipated Losses; (iii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified

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Party’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint relating thereto; and (iv) the basis for indemnification under this Agreement to which such item of Losses is related.

(b) In the event that the Indemnifying Party shall seek to contest any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss. In the event that the Indemnifying Party shall fail to object to any items of Loss set forth in a Claim Certificate within the foregoing thirty-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.

12.5 Third Party Claims. In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure shall have caused the damages for which the Indemnified Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. Upon receipt of such notice, the Indemnifying Party shall have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim by appointing a recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all liabilities and obligations relating to such Third Party Claim up to the limitations set forth in Section 12.3 and subject to such limitations, and provided, further, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);

(b) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the

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Indemnified Party’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnified Party; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party; (5) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim or (6) the amount of Losses reasonably estimated to be incurred pursuant to such Third-Party Claim (when combined with all other outstanding claims for indemnification and any amount previously paid by the Indemnifying Party that applies toward the applicable cap under Section 12.3 (if any) would exceed the applicable cap contemplated by Section 12.3 (if any)); and

(c) if the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such claim, with prejudice.

12.6 Certain Waivers. Seller hereby agrees that it shall not make any claim for indemnification against Buyer, the Company and its Subsidiaries, or any of their respective Affiliates by reason of the fact that Seller is or was a stockholder or agent of the Company or its Subsidiaries or any of their Affiliates or is or was serving at the request of the Company or its Subsidiaries or any of their Affiliates as a partner, trustee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against Seller pursuant to this Agreement or applicable Law or otherwise, and Seller hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or its Subsidiaries or any of their Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, Seller hereby irrevocably waives, releases and discharges the Company and its Subsidiaries and their Affiliates from any and all Liabilities to it of any kind or nature whatsoever, whether in the capacity as a equityholder of the Company and its Subsidiaries or their Affiliates or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith, for which this release of claims expressly does not apply) or otherwise at law or in equity, and Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company or its Subsidiaries or any of their Affiliates. In no event shall the Company or its Subsidiaries or any of their Affiliates have any Liability whatsoever to Seller for any breaches of the representations, warranties, agreements or covenants of the Company or its Subsidiaries hereunder, and in any event Seller may not seek contribution from the Company or its Subsidiaries or any of their Affiliates in respect of any payments required to be made by Seller pursuant to this Agreement.

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ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) three Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(a)	if to Buyer, to:

Mobile Devices Holdings, LLC

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, FL 33486

Attention: C. Deryl Couch, Matthew Garff and Kurt Lentz

Facsimile: (561) 394-0540

Email: dcouch@suncappart.com

            mgarff@suncappart.com

            klentz@suncappart.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Douglas C. Gessner, P.C., Jeremy Liss and Rachel Masory

Facsimile: (312) 862-2200

Email: douglas.gessner@kirkland.com

            jeremy.liss@kirkland.com

            rachel.masory@kirkland.com

(b)	if to Seller, to:

Polycom, Inc.

4750 Willow Road

Pleasanton, California 94588

Attention: Sayed Darwish, General Counsel

Facsimile: (925) 924-5702

Email: Sayed.Darwish@polycom.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Mark Bertelsen, Melissa Hollatz and Michael Ringler

Facsimile: (650) 493-6811

Email: mbertelsen@wsgr.com

            mhollatz@wsgr.com

            mringler@wsgr.com

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Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

13.2 Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.3 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that, without the consent of Seller: (i) Buyer may assign its rights and obligations hereunder (including its right to purchase the Shares), in whole or in part, to any of its Affiliates, (ii) Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, to an entity that succeeds to all or substantially all of the Business (whether by sale of stock, sale of assets, merger, recapitalization or otherwise) and (iii) Buyer and, following the Closing, the Company may assign any or all of its rights pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, including its rights to indemnification, to any of its lenders as collateral security.

13.4 Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

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13.5 Expenses. Except as otherwise provided herein, each of Seller and Buyer shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement and the Side Letter, the performance of its obligations hereunder and thereunder and the consummation of the Transactions; provided, however, that if the Transactions are consummated, (a) Seller shall pay all fees, costs and expenses of the Company and its Subsidiaries incurred in connection with the negotiation of this Agreement and the Side Letter, the performance of their obligations hereunder and thereunder and the consummation of the Transactions (including legal and accounting fees, costs and expenses), and (b) the Company shall pay all fees, costs and expenses of Buyer (including legal and accounting fees, costs and expenses) arising in connection with the Transactions; provided, however, that such fees, costs and expenses of Buyer shall not be considered Transaction Expenses and shall not be taken into account in the calculation of Net Working Capital. Losses suffered by a Party for a breach of this Agreement shall in no way be limited by the amounts described in this Section 13.5. In the event either Buyer or Seller pursues an Action against the other Party to enforce its rights hereunder or under the Equity Commitment Letters, then the non-prevailing Party shall reimburse the prevailing Party for its reasonable legal fees and expenses incurred in connection with any such Action, it being understood and agreed that Buyer shall be responsible for any reasonable legal fees and expenses incurred by Seller in enforcing its rights under the Equity Commitment Letters or enforcing its rights under this Agreement to compel Buyer to enforce its rights under the Equity Commitment Letters; provided further, neither Buyer nor Seller’s aggregate liability pursuant to this sentence shall exceed $2,000,000.

13.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

13.7 Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.8 No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for

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the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

13.9 Entire Agreement. This Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Seller Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Seller Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

13.10 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

13.11 Consent to Jurisdiction. Without limiting the other provisions of this Section 13.11, the Parties hereto agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware located within New Castle County. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

13.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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13.13 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

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POLYCOM CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

MOBILE DEVICES HOLDINGS, LLC

By:	/s/ Maxwell Curtis Lentz
Name: Maxwell Curtis Lentz
Title: Vice President

POLYCOM, INC.

By:	/s/ Sayed Darwish
Name: Sayed Darwish
Title: EVP Corp. Dev.

[Signature Page to Purchase and Sale Agreement]

POLYCOM CONFIDENTIAL

OMITTED ATTACHMENTS TO THE PURCHASE AND SALE AGREEMENT

The following attachments to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Polycom hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Polycom reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION

Schedule 1.1(ll)(A)	Schedule of Seller Knowledge

Schedule 1.1(ll)(B)	Schedule of Buyer Knowledge

Schedule 2.2(a)	Assumed Liabilities

Schedule 2.2(b)	Retained Liabilities

Schedule 3.3(b)(iv)(A)	Release of Liens

Schedule 3.3(b)(iv)(C)	Required Third Party Approvals

Schedule 7.2(b)	Permits

Schedule 7.3	Contracts

Schedule 7.3(b)(i)	Seller-Held Material Exclusive Business Contracts

Schedule 7.3(b)(ii)	Seller-Held Material Non-Exclusive Business Contracts

Schedule 7.11	Further Assurances

Schedule 8.2(a)	Certain European Employees

Schedule 9	Tax Matters

Schedule 9.2(b)(1)	Tax Assets

Schedule 9.2(b)(2)	Aggregate Basis of Tax Assets

Exhibit A	License Agreement

Exhibit B	Transition Services Agreement

Exhibit C	Certain Definitions

Exhibit D	Sample Calculation of Net Working Capital

Exhibit E	Assignment and Assumption Agreement